UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.       )

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Blyth, Inc.
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BLYTH, INC.
One East Weaver Street
Greenwich, CT 06831
(203) 661-1926
___________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 8, 2015
___________

To the Stockholders of                                    March 24, 2015
Blyth, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Blyth, Inc. will be held in the Board Room of Blyth, Inc., One East Weaver Street, Greenwich, CT 06831 on Friday, May 8, 2015, at 8:30 a.m. local time, for the following purposes:

1.	to elect eight directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	for advisory approval of the company’s executive compensation;

3.	to ratify the appointment of our independent auditors; and

4.	to transact such other business as may properly come before the meeting or any adjournments thereof.

As we did last year, we are making the proxy materials for this year’s annual meeting available to our stockholders over the Internet in accordance with the “notice and access” rules of the Securities and Exchange Commission. We believe these rules allow us to provide our stockholders with the information they need, while reducing our printing and mailing costs and helping to conserve natural resources. The Notice of Internet Availability of Proxy Materials that you received in the mail contains instructions on how to access this proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and vote online. The Notice also includes instructions on how you may request a paper copy of the annual meeting materials.

The board of directors has fixed the close of business on March 13, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder, for any purpose relevant to the meeting, on and after April 28, 2015, during ordinary business hours at our principal executive offices located at the address set forth above.

You will notice in reading the proxy statement that James M. McTaggart is not standing for re-election and that Neal I. Goldman retired from our board in August 2014. We want to express our gratitude to Jim and Neal for their valuable contributions during their combined 34 years of service.

By Order of the Board of Directors

Michael S. Novins
Secretary

Your vote is important. Whether or not you plan to attend the annual meeting, please promptly submit your proxy or voting instructions by Internet, telephone or mail. For specific instructions on how to vote your shares, please refer to the instructions found on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a paper copy of the proxy materials, the enclosed proxy/voting instruction card.

BLYTH, INC.

One East Weaver Street
Greenwich, CT 06831
(203) 661-1926

___________

PROXY STATEMENT
___________

Annual Meeting of Stockholders
To Be Held on May 8, 2015

___________

INTRODUCTION

This proxy statement is being furnished to holders of our common stock in connection with the solicitation of proxies by our board of directors for use at the Annual Meeting of Stockholders to be held in the Board Room of Blyth, Inc., One East Weaver Street, Greenwich, CT 06831 on Friday, May 8, 2015, at 8:30 a.m. local time, and at any adjournments thereof. This proxy statement is first being released by us to our stockholders on March 24, 2015.

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 also accompanies this proxy statement. The annual report includes audited financial statements, a discussion by management of our financial condition and results of operations, and other information.

ABOUT THE ANNUAL MEETING

QUESTIONS AND ANSWERS ABOUT THE
PROXY MATERIALS AND THE 2015 ANNUAL MEETING

Why am I receiving these materials?

The board of directors is providing these proxy materials to you in connection with our 2015 Annual Meeting of Stockholders. The annual meeting will take place in our Board Room at One East Weaver Street, Greenwich, CT 06831 on Friday, May 8, 2015, at 8:30 a.m. local time. You are invited to attend the annual meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

What is the purpose of the annual meeting?

At the annual meeting, stockholders will be asked:

1.	to elect eight directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified;

2.	for advisory approval of the company’s executive compensation;

3.	to ratify the appointment of our independent auditors; and

4.	to transact such other business as may properly come before the meeting or any adjournments thereof.

What are the recommendations of the board of directors?

The board’s recommendations are set forth together with the description of each item in this proxy statement. The board recommends a vote FOR the election of all of the nominees as directors, FOR the resolution to approve the compensation of our named executive officers and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors. Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the board of directors. If any other matters are properly presented at the annual meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on the record date, March 13, 2015, are entitled to notice of and to vote at the annual meeting or any adjournment(s) thereof. Each stockholder is entitled to one vote, exercisable in person or by proxy, with respect to each matter for each share held of record on the record date. On the record date, there were 16,082,230 shares of common stock issued and outstanding. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.

How do I vote?

You may vote either (i) by casting your vote in person at the meeting, (ii) by marking, signing and dating each proxy card you receive and returning it in the prepaid envelope, (iii) by telephone, or (iv) electronically through the Internet by following the instructions included on your proxy card.

The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name” through a broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution. Proxies will also be considered to be confidential voting instructions to the trustees of our 401(k) and profit sharing plan with respect to shares of common stock held in accounts under the plan.

To the extent that no direction is indicated, the shares will be voted FOR the election of all of the nominees as directors, FOR the resolution to approve the compensation of our named executive officers and FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors. If any other matters are properly presented at the annual meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Can I change my vote after I return my proxy card?

Any stockholder who has executed and returned a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by attending the annual meeting and voting in person, or by executing a later‑dated proxy relating to the same shares or a writing revoking the proxy and, in the latter two cases, delivering such later‑dated proxy or writing to our corporate secretary prior to the vote at the annual meeting. Any writing intended to revoke a proxy should be sent to us at our principal executive offices, One East Weaver Street, Greenwich, CT 06831, Attention: Michael S. Novins, Secretary.

What vote is required to approve each item?

Each share of common stock outstanding on the record date is entitled to one vote on each matter to be voted upon.

Election of Directors.  Our bylaws and certificate of incorporation provide that a nominee for director in an uncontested election shall be elected to the board of directors if the votes cast for such nominee’s election exceed the votes cast against his or her election. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the votes cast at the meeting. If a nominee who is currently serving as a director is not elected at the annual meeting, under Delaware law the director will continue to serve on the board as a “holdover director.” However, under our bylaws and certificate of incorporation, any director who fails to be elected must offer to resign from the board of directors. The director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The nominating and corporate governance committee shall make a recommendation to the board of directors as to whether to accept or reject the tendered resignation, or whether other action should be taken. The nominating and corporate governance committee and the board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The board of directors will publicly disclose its decision regarding the resignation within 90 days after results of the election are certified. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is elected and qualified.

“Say on Pay” Proposal. The advisory vote on executive compensation is non-binding, as provided by law. Our board of directors will, however, review the results of the votes and, consistent with our record of stockholder engagement, take them into account in making a determination concerning the advisory vote on executive compensation. Approval, on an advisory basis, of the compensation of our named executive officers will be decided by a majority of the votes cast “for” or “against” the proposal. Abstentions and broker non-votes, if any, are not counted as votes “for” or “against” this proposal.

Independent Auditors.  The proposal to ratify the selection of our independent auditors will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions will be included in the vote totals for this matter and therefore will have the same effect as a negative vote; broker non-votes will not be included in the vote totals and therefore will have no effect on the vote.

Who will bear the cost of soliciting votes for the annual meeting?

We are paying for the distribution and solicitation of the proxies. As part of this process, we reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders. Our employees may also solicit proxies on our behalf in person, by telephone, electronic transmission or facsimile, but they would not receive additional compensation for providing those services.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Election as Directors

The board of directors currently consists of nine members, each to hold office until his or her successor has been elected and qualified or until the director’s earlier resignation or removal. James M. McTaggart, who has been a member of the board of directors since 2004, will retire from the board effective as of the annual meeting. In connection with the retirement of Mr. McTaggart, the board of directors has authorized a reduction in the size of the board to eight members effective as of the annual meeting, as permitted by our bylaws.

It is intended that the persons named in the enclosed form of proxy, as proxies, will, except as noted below, vote FOR the election of the nominees as directors. The board, upon the recommendation of the nominating and corporate governance committee, has nominated for election as directors at the annual meeting the eight nominees listed below, all of whom are currently members of the board of directors. Jane A. Dietze, Robert B. Goergen, Robert B. Goergen, Jr., Andrew Graham, Brett M. Johnson, Ilan Kaufthal and Howard E. Rose were each elected to the board of directors at the 2014 annual meeting of stockholders. Since the 2014 annual meeting, the board of directors elected Jim Williams to the board in August 2014. The board has determined that each of the nominees listed brings strong skills and extensive experience to the board, giving the nominees as a group the appropriate skills to exercise the board’s oversight responsibilities.

The board does not contemplate that any of such nominees will become unable to serve. If, however, any of the nominees should become unable to serve before the annual meeting, proxies solicited by the board will be voted by the persons named as proxies in accordance with the best judgment of such proxies.

The following sets forth the name, age, business experience for at least the past five years and other directorships of each of the nominees:

Jane A. Dietze (49)
Jane A. Dietze joined the board of directors in March 2014 and previously served on the board from April 2012 until November 2012. Since December 2013, Ms. Dietze has been a managing director at Brown University, where she is involved in endowment management. From April 2013 until November 2013, Ms. Dietze was the Director of Private Equity at Bowdoin College. From July 2006 until March 2012, she was a managing director of Fortress Investment Group, a global alternative investment and asset management firm. Prior thereto, she was a general partner at NextPoint Partners, an early-stage technology venture fund, from 2004 to 2006, and at Columbia Capital, an information technology and communications fund, from 1998 to 2004. Ms. Dietze was elected to the board based on her understanding of current digital developments as well as her in-depth understanding and evaluation of asset risk.

Robert B. Goergen (76)
Chairman of the Board
Robert B. Goergen has been our chairman since our inception in 1977. Mr. Goergen served as our chief executive officer from 1978 until November 2013 and as president from March 1994 to March 2004. Since 1979, he has served as senior managing member of Ropart Investments, LLC and its predecessor entities, a private equity investment group. Mr. Goergen founded Blyth more than 35 years ago and has substantial knowledge of us and the industries in which we compete. Mr. Goergen is also the company’s largest stockholder and brings the perspective of our former chief executive officer and a large stockholder to the board of directors.

Robert B. Goergen, Jr. (44)
President and Chief Executive Officer

Robert B. Goergen, Jr. has been our President and Chief Executive Officer since November 2013, when he also joined our board of directors. He has also served as President PartyLite Worldwide since January 2012. Before becoming our Chief Executive Officer, Mr. Goergen, Jr. served as our Chief Operating Officer from November 2012 and President, Direct Selling Group from January 2012 until November 2012. Mr. Goergen, Jr. joined us in 2000, as director of our Internet strategy and e-business initiatives group, in which capacity he oversaw our web-oriented initiatives and strategic technology investments. In August 2002 he was appointed our vice president of acquisitions and business development, overseeing our acquisition strategy and implementation. In 2004, Mr. Goergen was named President, Catalog & Internet Group. Shortly thereafter, he assumed the additional responsibility for our wholesale businesses, merging them with the direct-to-consumer business in the newly formed Multi-Channel Group. In this capacity, he oversaw the divestitures in our strategic transformation to a direct-to-consumer business. From September 2006 to December 2011, Mr. Goergen, Jr. served as president of the Multi-Channel Group and the corporate development group. From 1995 to 1998, Mr. Goergen worked for McCann-Erickson Worldwide, primarily serving as an account director, where he oversaw e-commerce development and Internet marketing efforts for consumer products and services accounts. Mr. Goergen, Jr. brings to our board of directors his nearly 15 years of experience at Blyth, during which time he has assumed roles of increasing importance and responsibility, as well as his knowledge and experience in e-commerce and Internet marketing.

Andrew Graham (49)

Andrew Graham was elected to the board of directors in August 2013. Since July 2012, Mr. Graham has been the president and chief executive officer of Forum Corporation, a training and consulting company specializing in leadership development and sales optimization. From 1994 to December 2010, Mr. Graham worked at Kepner-Tregoe, Inc., which provides consulting and training services, including as president and chief executive officer from January 2006 to December 2010. While at Kepner-Tregoe, Mr. Graham worked in Australia for five years, Japan for two years and Europe for more than three years. The board of directors added Mr. Graham to the board due to his extensive international experience and expertise in leadership training.

Brett M. Johnson (45)
Brett M. Johnson was elected to the board of directors in May 2012. Mr. Johnson is the chief executive officer of Benevolent Capital Partners, a diversified holding company, which he formed in 2005. From August 2010 until 2012, Mr. Johnson was the president and chief executive officer of Forward Industries, Inc., a public company that designs, markets and distributes soft-sided carrying cases and electronic accessories for the handheld consumer electronic and medical industry. From 2001 until 2004, he was the president of Targus Group International, a leading global provider of mobile computing solutions. Mr. Johnson is a member of the board of trustees of Choate Rosemary Hall and is a senior fellow in entrepreneurship and a member of the board of visitors at the Graziadio School of Business of Pepperdine University. Mr. Johnson serves on the board of directors of Rightscorp, Inc., a company focused on the monetization of copyrighted intellectual property. Mr. Johnson is the chief executive officer of a diversified holding company and the former chief executive officer of a public company and brings a hands-on perspective on issues facing public companies in the current environment. He is also a successful entrepreneur with a record of building businesses.

Ilan Kaufthal (67)
Ilan Kaufthal joined the board of directors in February 2012. Mr. Kaufthal is currently chairman of East Wind Advisors, a specialized investment banking firm serving companies in the media, education, consumer/retail and information industries, and has held such position since May 2011. From July 2008 to July 2013, Mr. Kaufthal served as senior advisor at Irving Place Capital. Mr. Kaufthal was the Vice Chairman of Investment Banking at Bear, Stearns & Co. Inc. until June 2008. Prior to joining Bear, Stearns in 2000, Mr. Kaufthal was with Schroder & Co. Incorporated as Vice Chairman and head of mergers and acquisitions for 13 years. Prior thereto, he was with NL Industries, Inc., a chemicals and petroleum services business, as its Senior Vice President and Chief Financial Officer. Mr. Kaufthal also serves on the boards of directors of Cambrex Corporation, a life sciences company; Tronox, Inc., a producer of titanium dioxide pigment; Quinpario Acquisition Corporation 2, a public SPAC formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses; POOF-Slinky, Inc., a branded children’s consumer products business; Edmunds.com, a private company; and Bio-Reference Laboratories, Inc., a clinical diagnostic laboratory. Mr. Kaufthal’s extensive background in the investment banking community coupled with his business experience as the former Chief Financial Officer of NL Industries brings a unique perspective to the board, and his extensive investment banking experience makes him a valuable advisor, particularly in the context of merger and acquisition activities.

Howard E. Rose (68)

Howard E. Rose joined the board of directors in 1998. Mr. Rose served as vice chairman of the board from April 1998 to June 2000. Mr. Rose served as our vice president and chief financial officer from 1978 to April 1998, and served as our secretary from 1993 to 1996. Mr. Rose is a certified public accountant, with more than 30 years of accounting experience, and served as our vice president and chief financial officer from 1978 to April 1998. Mr. Rose has substantial experience in accounting and auditing matters.

James Williams (48)

Jim Williams joined the board of directors in August 2014. Mr. Williams has since 1998 been president, chief executive officer and managing partner of Karlen Williams Graybill Advertising, Inc., a leading independent full service advertising agency. Mr. Williams was added to the board of directors due to his extensive experience in marketing and advertising.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

Corporate Governance Guidelines

As part of its ongoing commitment to good corporate governance, the board of directors has codified its corporate governance practices into a set of corporate governance guidelines. These guidelines assist the board in the exercise of its responsibilities and may be amended by the board from time to time. The corporate governance guidelines are available on our website, www.blyth.com, and are also available in print to any stockholder who makes a request to Blyth, Inc., One East Weaver Street, Greenwich, CT 06831, Attention: Michael S. Novins, Secretary.

Director Independence

Our corporate governance guidelines require that a majority of the board of directors consist of directors who meet the independence requirements of the listing standards of the New York Stock Exchange (NYSE), including the requirement that there be no material relationship between the director and us. The board has determined that no relationship between us and a director that arises solely out of the ownership by such director of less than 1% of the outstanding equity interests in an organization that has a relationship with us is a “material” relationship for purposes of the determination by the board as to whether such director has any material relationship with us. The board conducts an annual review as to whether each of our directors qualifies as independent. Based on its most recent annual review, the board has concluded that Jane A. Dietze, Andrew Graham, Brett M. Johnson, Ilan Kaufthal, Howard E. Rose and Jim Williams are independent and that Robert B. Goergen and Robert B. Goergen, Jr. are not independent.

The independent directors meet without management present at least twice annually at regularly scheduled executive sessions and at such other times as they may deem necessary or appropriate. The lead director presides at these meetings. Howard E. Rose is currently the lead director.

Family Relationships

Robert B. Goergen, Chairman of the Board, is the father of Robert B. Goergen, Jr., President and Chief Executive Officer and a member of our board of directors. There are no other family relationships among any of the nominees for election as directors or any executive officers.

Director Compensation

For their services as directors, non-employee directors (all directors other than Robert B. Goergen and Robert B. Goergen, Jr.) receive an annual fee of $30,000, reimbursement of out-of-pocket expenses, plus a fee of $1,500 for each board meeting attended in person and a fee of $500 for each board meeting attended by telephone. Each member of the audit committee, the compensation committee and the nominating and corporate governance committee, including each committee chairman, also receives a fee of $1,500 for each committee meeting attended in person and a fee of $500 for each committee meeting attended by telephone. The chairman of the audit committee receives an annual retainer fee of $10,000 and the chairmen of the compensation committee and the nominating and corporate governance committee each receive an annual retainer fee of $5,000. The full board determines annual equity awards for non-employee directors. New non-employee directors are currently granted 3,000 restricted stock units and continuing non-employee directors are currently granted 1,500 restricted stock units, all of which vest in equal annual installments on the first and second anniversaries of the date of grant. Directors who are also employees do not receive any additional compensation for their services as directors.

Director Compensation in 2014

The following table sets forth information regarding the compensation that the non-employee directors earned for the fiscal year ended December 31, 2014.

Name	Fee Earned or Paid in Cash ($)	Stock Awards[1] ($)	Total ($)
Jane A. Dietze	32,167	28,050	60,217
Andrew Graham	43,500	13,110	56,610
Brett M. Johnson	41,000	13,110	54,110
Ilan Kaufthal	43,500	13,110	56,610
Howard E. Rose	58,500	13,110	71,610
Jim Williams	13,984	18,720	32,704

Former and Non-Continuing Directors

Neal I. Goldman (2)	34,500	13,110	47,610
Pamela M. Goergen (2)	15,044	—	15,044
James M. McTaggart (2)	56,000	13,110	69,110
_______________

(1)
Represents the aggregate grant date fair value of RSUs issued in 2014, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. In May 2014, we issued 1,500 RSUs to each of our then continuing non-employee directors (Jane A. Dietze, Neal I. Goldman, Andrew Graham, Brett M. Johnson, Ilan Kaufthal, James M. McTaggart and Howard E. Rose). In August 2014, we issued 3,000 RSUs to Jim Williams when he joined the board of directors.

(2)
Neal I. Goldman retired from the board of directors in August 2014, Pamela M. Goergen retired from the board in May 2014, and James M. McTaggart will retire from the board effective as of the date of the annual meeting.

Board Leadership Structure

Our corporate governance guidelines provide that the chairman of the board and chief executive officer can be separate or consolidated positions as the board may determine to obtain the best solution for governance and board functioning. The board does not have a policy, one way or the other, on whether the same person should serve as both the chief executive officer and chairman of the board or, if the roles are separate, whether the chairman should be selected from the non-employee directors or should be an employee. The board believes that it should have the flexibility to make these determinations at any given point in time in the way that it believes best to provide appropriate leadership for the company at that time.

From our formation in 1977 until November 2013, Robert B. Goergen served as chairman of the board and chief executive officer. In November 2013, Mr. Goergen stepped down from his position as our chief executive officer but agreed, in accordance with the terms of his employment agreement, to continue as our executive chairman of the board. At that time, the board of directors appointed Robert B. Goergen, Jr. to be our chief executive officer. The board of directors believes that it is currently appropriate to separate the roles of chairman of the board and chief executive officer in order to permit Mr. Goergen to maintain an active role with the company as our executive chairman and provide guidance to Mr. Goergen, Jr. As our chief executive officer, Robert B. Goergen, Jr. is responsible for setting our strategic direction, with guidance from the board, and for the day-to-day leadership and performance of the company. As executive chairman of the board, Robert B. Goergen provides guidance to the chief executive officer and sets the agenda for board meetings, over which he presides. Although Mr. Goergen is not an independent director under the rules of the NYSE, the board believes that his experience and leadership is essential to our success.

The board maintains a number of governance practices for effective independent oversight of board decisions, including the appointment of independent directors who constitute a majority of the board. The board of directors also selects an independent director to serve as its lead director. Howard E. Rose currently serves as lead director. Mr. Goergen consults periodically with Mr. Rose on board matters and on issues facing the company. In addition, Mr. Rose serves as the principal liaison between the chairman of the board and the independent directors and presides at an executive session of independent directors at each regularly scheduled board meeting and at such other times as they may deem necessary or appropriate.

Risk Oversight

In its oversight role, the board of directors annually reviews the company’s strategic plan, which addresses, among other things, the risks and opportunities facing the company. In addition, the company’s senior management, including our chief executive officer and chief financial officer, furnishes monthly materials to the board that discuss, among other things, risks and opportunities. Similarly, the presidents of both business units, often accompanied by other officers from that business, make presentations to the board at each of its regularly scheduled meetings during which they discuss, among other things, the risks and opportunities confronting the businesses. The board, through its nominating and corporate governance committee, also has overall responsibility for executive officer succession planning and reviews succession plans each year. The board has delegated certain risk management oversight responsibility to the board committees. As part of its responsibilities as set forth in its charter, the audit committee is responsible for discussing with management the company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The nominating and corporate governance committee annually reviews the company’s corporate governance guidelines and their implementation. Each committee regularly reports to the full board.

Board and Committee Meetings

The board has established three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. The charter for each committee is available on our website, www.blyth.com, and is also available in print to any stockholder who makes a request to Blyth, Inc., One East Weaver Street, Greenwich, CT 06831, Attention: Michael S. Novins, Secretary.

Audit Committee. The audit committee is currently comprised of Howard E. Rose (chairman), Andrew Graham, Jane A. Dietze and Jim Williams, and assists the board in fulfilling its oversight responsibilities regarding our legal and regulatory compliance, financial statements, internal audit function and independent auditors. Each member of the audit committee is an independent director as determined by the board, based on the NYSE listing standards. Each member of the audit committee also satisfies the SEC’s additional independence requirement for members of audit committees. In accordance with our corporate governance guidelines, none of the members of the audit committee serve on more than two other public company audit committees. In addition, the board has determined that Howard E. Rose, an independent director, is an “audit committee financial expert” as defined by SEC rules. Mr. Rose is a certified public accountant with more than 30 years of accounting experience. Mr. Rose also served as our vice president and chief financial officer from 1978 to April 1998. The audit committee held eight meetings during 2014.

Compensation Committee. The compensation committee is currently comprised of James M. McTaggart (chairman), Brett M. Johnson and Ilan Kaufthal. The compensation committee reviews and makes recommendations to the board with respect to general compensation and benefit levels, determines the compensation and benefits for our executive officers and administers the qualified and non-qualified retirement plans and our Second Amended and Restated Omnibus Incentive Plan. Each member of the compensation committee is an independent director as determined by the board, based on the NYSE listing standards. During 2014, the compensation committee engaged AonHewitt to provide advice on the compensation of our executives. The compensation committee has considered the independence of AonHewitt in light of SEC rules and NYSE listing standards regarding independence of compensation consultants. The compensation committee requested, and received, a letter from AonHewitt addressing the firm’s independence, including the following factors: (1) other services provided to us by AonHewitt; (2) fees paid by us to AonHewitt as a percentage of their total revenue; (3) policies or procedures maintained by AonHewitt that are designed to prevent a conflict of interest; (4) any business or personal relationships between AonHewitt or individual consultants involved in the engagement and a member of the compensation committee; (5) whether our common stock was owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and AonHewitt or the individual consultants involved in the engagement. The compensation committee discussed these considerations and concluded that the work of AonHewitt did not raise any conflict of interest. The compensation committee held three meetings during 2014.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee is currently comprised of James M. McTaggart (chairman), Ilan Kaufthal and Howard E. Rose and ensures that the board is appropriately constituted and organized to meet its fiduciary obligations to our stockholders. The nominating and corporate governance committee assesses director performance and board membership needs, makes and evaluates recommendations regarding potential candidates for election to the board, and develops and implements policies regarding corporate governance matters. Each member of the nominating and corporate governance committee is an independent director as determined by the board, based on the NYSE listing standards. The nominating and corporate governance committee held three meetings during 2014.

The board of directors held seven meetings during 2014. Each person who was a director in 2014 attended at least 75% of the meetings of the board of directors and applicable committee meetings held during 2014 during the period when they were on the board.

We do not have a formal policy regarding board members’ attendance at annual meetings, but all members of the board are encouraged to attend the annual meeting of stockholders. In May 2014, all of the members of the board were present at the annual meeting.

Process for Nominating Directors

Nominations of candidates for director are made by the nominating and corporate governance committee. The committee has identified nominees for directors based on referrals from management, existing directors, advisors and representatives of the company or other third parties. Each of the current nominees for director listed under the caption “Election of Directors” is an existing director standing for re-election, one of whom (Jim Williams) was elected by the board of directors since the 2014 annual meeting of stockholders. The committee may engage the services of third parties to identify or evaluate, or assist in identifying or evaluating, potential nominees for director but did not do so with respect to any of the current nominees. In connection with the annual meeting, the committee did not receive any recommendation for a nominee from any stockholder or group of stockholders.

The nominating and corporate governance committee initially evaluates prospective candidates on the basis of their resumes, considered in light of the criteria discussed below. A committee member would contact those prospective candidates that appear likely to be able to fill a significant need of the board to discuss the position; if the candidate showed sufficient interest, the committee would arrange an in-person meeting with one or more committee members. If the committee, based on the results of these contacts, believed it had identified a viable candidate, it would consult with the chairman of the board and submit the nominee to the full board for approval. Any request by management to meet with the prospective candidate would be given appropriate consideration.

Before nominating existing directors for re-election, the nominating and corporate governance committee also considers the individual’s contributions to the board, as reflected in results of the most recent review of individual director performance.

Diversity of the Board of Directors

The board of directors believes that, as a whole, the board should include individuals with a diverse range of experience to give the board depth and breadth in the mix of skills represented for the board to oversee management on behalf of the stockholders. In addition, the board believes that there are certain attributes that each director should possess, as described below. Therefore, the board and the nominating and corporate governance committee consider the qualifications of directors and nominees both individually and in the context of the overall composition of the board.

The nominating and corporate governance committee has adopted the following list of qualities and skills that it believes one or more of our directors should possess:

•
Financial Acumen — understanding balance sheets, income and cash flow statements, financial ratios and other indices for evaluating performance; experience in financial accounting, corporate finance and trends in debt and equity markets; familiarity with internal financial controls.

•	Management Experience — hands-on understanding of corporate management trends in general and in our businesses.

•	Knowledge Base — unique experience and skills in areas where we do business, including relevant manufacturing, marketing and technology.

•	International Vision — experience in global markets, issues and practices.

•	Diversity — enhances the board’s perspective through diversity in gender, ethnic background, geographic origin or professional experience (public, private and non-profit sectors).

Nomination of a candidate should not be based solely on these factors. Our corporate governance guidelines also require the directors to tender their resignation for consideration by the full board in the event of retirement or other substantial change in the nature of their employment or other significant responsibilities.

The nominating and corporate governance committee has also adopted the following standards that it believes must be met by a nominee for a position on the board:

•	Integrity — shows high ethical standards, integrity, strength of character and willingness to act on and be accountable for his or her decisions.

•	Maturity — assertive, responsible, supportive, respectful and open to others.

•
Judgment — decisions show intelligence, wisdom, thoughtfulness; willing to discuss issues thoroughly, ask questions, express reservations and voice dissent; record of good decisions shows that duties will be discharged in good faith and in our best interests.

•	Leadership — history of skill in understanding, managing and motivating talented managers and employees.

•	Standards — history of achievements shows high standards for self and others.

•	Strategic Vision — strategic insight and direction in innovation, key trends and challenging us to sharpen our vision.

•
Time and Willingness — ability, willingness and energy to prepare fully before meetings, attend and participate meaningfully, and be available to management between meetings, especially in light of any other commitments.

•	Continuous Improvement — stays current on major issues and on director’s responsibilities.

Communications with the Board of Directors

Security holders may send communications to the board by e-mail to HolderCommunications@blyth.com. Communications may be addressed to the entire board, any committee or committee chairman, or any individual director. All communications will be received and reviewed by the chairman of the nominating and corporate governance committee. The decision whether to pass communications on to the rest of the nominating and corporate governance committee, to any other committee or committee chairman or to any individual director to whom the communication is addressed, will be made at the discretion of the nominating and corporate governance committee chairman.

If a security holder communication relates to the nominating and corporate governance committee chairman and is directed to any director other than that chairman, it should be sent by e-mail to AuditCommittee@blyth.com. Communications sent to this address will be received and reviewed by the chairman of the audit committee. The decision of what action if any to be taken with respect to such communications will be made at the discretion of the audit committee chairman.

Security holders may also send such communications by regular mail to either:

[Individual Director Name]
℅ Stockholder Communications or Chairman, Audit Committee
Blyth, Inc.
One East Weaver Street
Greenwich, CT 06831

Communications so addressed will be delivered unopened to the chairman of the audit committee or to the individual addressed.

Interested parties may send communications to the nominating and corporate governance committee chairman or the non-management directors as a group by e-mail to IndependentDirectors@blyth.com or by regular mail to:

Chairman, Nominating and Corporate Governance Committee
Blyth, Inc.
One East Weaver Street
Greenwich, CT 06831

Communications so addressed will be delivered unopened to the chairman of the nominating and corporate governance committee.

Code of Conduct

We first adopted our code of conduct in 1999 and it applies to all members of the board of directors and to all of our officers and employees, including our principal executive officer, principal financial officer and principal accounting officer/controller. The code of conduct is available on our website, www.blyth.com, and print copies are available to any stockholder who makes a request to Blyth, Inc., One East Weaver Street, Greenwich, CT 06831, Attention: Michael S. Novins, Secretary. The code of conduct also serves as our “code of ethics,” as defined in Item 406(b) of Regulation S-K. In addition, we intend to satisfy the disclosure requirements of Item 5.05 of Form 8-K regarding any amendment to, or waiver from, a provision of the code of conduct that applies to our principal executive officer, principal financial officer, principal accounting officer, controller or any person performing similar functions and relates to any element of the definition of “code of ethics” set forth in Item 406(b) of Regulation S-K by posting such information on our website, www.blyth.com.

Executive Officers

The following sets forth the name, age and business experience for at least the past five years of our executive officers (other than Robert B. Goergen and Robert B. Goergen, Jr. (see “— Nominees for Election as Directors”)) as of the date hereof, together with all positions and offices held with us by such executive officer. Officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and have qualified:

Jane F. Casey (63) – Jane F. Casey has been our Vice President and Chief Financial Officer since August 2014. Prior to her promotion, she served as our Vice President, Investor Relations and Special Projects from May 2013 to August 2014, and as Treasurer from February 2005 to May 2013, in which capacity she oversaw all tax and treasury operations, including risk and insurance, as well as corporate facilities and payroll. Ms. Casey joined Blyth in 1996 and was responsible for our investor relations, corporate communications, human resources and organizational development. Ms. Casey began her career in financial services, working in both corporate staff and line positions at Citibank, N.A. and Merrill Lynch & Co., where she headed corporate business analysis, prior to her joining its real estate and relocation-related subsidiaries.

PROPOSAL 2: AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

The board of directors recognizes the significant interest of stockholders in executive compensation matters. Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”)), we are providing our stockholders with an opportunity to cast an advisory vote to approve the compensation of our named executive officers as disclosed in the Summary Compensation Table and other tables and the related narratives, as well as in the “Compensation Discussion and Analysis” section of this proxy statement, in accordance with SEC rules.

Our compensation philosophy and framework have resulted in compensation for our named executive officers that is commensurate with both our financial results and the other performance factors described in the section of this proxy statement entitled “Compensation Discussion and Analysis.” Our compensation programs are designed to attract, motivate, reward and retain the broad-based management talent required to achieve our corporate objectives and increase stockholder value, and are intended to reward the achievement of short and long-term financial targets established during our annual budget and strategic planning process, as well as individual performance goals. These programs focus on rewarding the types of performance that increase stockholder value, link executive compensation to our long-term strategic objectives and align executive officers’ interests with those of our stockholders. We believe that our executive compensation programs, which emphasize long-term equity awards and variable compensation, satisfy these goals. A substantial portion of each executive’s total compensation is intended to be variable and delivered on a pay-for-performance basis.

As this is an advisory vote, the result will not be binding on our board of directors, although our compensation committee, which is comprised solely of independent directors, will consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices. The board believes that our current executive compensation program has been effective at directly linking executive compensation to our performance and aligning the interests of our named executive officers with those of our stockholders. We are asking for stockholder approval of the compensation of our named executive officers as such compensation is disclosed in this proxy statement in accordance with SEC rules. Disclosures regarding compensation include the disclosures under “Compensation Discussion and Analysis” and “Executive Compensation.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement.

Required Vote

The affirmative vote of the majority of the votes cast at the annual meeting is required for the advisory approval of this proposal.

Recommendation

The Board of Directors recommends that the stockholders vote FOR the adoption of the following non-binding resolution:

RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed in Blyth, Inc.’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the Proxy Statement, is hereby APPROVED.

Unless a proxy is marked to give a different direction, it is the intention of the persons named in the proxy to vote the shares represented thereby in favor of the approval of the compensation of our named executive officers as disclosed in this proxy statement.

Security Ownership of Management and Certain Beneficial Owners

Security Ownership of Management. The following table sets forth, as of March 24, 2015, the number of outstanding shares of our common stock beneficially owned by each of (i) our current directors, (ii) the nominees for director, (iii) the named executive officers individually and (iv) all directors and executive officers as a group. Except as otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares reflected as beneficially owned.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Robert B. Goergen (1)	5,757,770	35.8%
Robert B. Goergen, Jr. (2) (3)	2,290,570	14.2%
Jane A. Dietze (3)	1,500	*
Andrew Graham (3)	1,500	*
Brett M. Johnson (3)	4,650	*
Ilan Kaufthal (3)	5,750	*
James M. McTaggart (3)(4)	18,450	*
Howard E. Rose (3)	28,452	*
Jim Williams (3)	—	—
Jane F. Casey	5,288	*
Robert H. Barghaus (4)	4,246	*
Ryan J. Blair (4)	—	—
All directors and executive officers as a group (10 persons) (5)(6)	6,373,470	40.0%
_______________
* Less than 1%.

(1)
Includes 4,022,928 shares held by Mr. Goergen, 182,092 shares held by The Goergen Foundation, Inc. (a charitable foundation of which Mr. Goergen is a director, president and sole investment manager) and 1,552,750 shares held by Ropart Investments LLC (a private investment fund of which Mr. Goergen shares voting and investment power). Excludes 209,690 shares held by Mr. Goergen’s spouse, as to which he disclaims beneficial ownership. The address of Mr. Goergen is ℅ Blyth, Inc., One East Weaver Street, Greenwich, CT 06831.

(2)
Mr. Goergen, Jr.’s security ownership includes 365,501 shares held by him (includes 11,942 vested RSUs), 1,552,750 shares held by Ropart Investments, LLC, 182,092 shares held by The Goergen Foundation, Inc. and 190,227 shares held by him in trust for his children, brother and brother’s children. Excludes 11,359 shares held by Mr. Goergen’s spouse, as to which he disclaims beneficial ownership.

(3)
The table above excludes unvested RSUs and includes vested RSUs the receipt of which has been deferred until the director or executive officer retires. As of March 24, 2015, excludes unvested RSUs as follows: Robert B. Goergen, Jr. (41,332), Jane A. Dietze (1,500), Andrew Graham (3,000), Brett M. Johnson (2,250), Ilan Kaufthal (2,250), James M. McTaggart (2,250), Howard E. Rose (2,250) and Jim Williams (3,000). As of March 24, 2015, includes vested RSUs, the receipt of which has been deferred until the director or executive officer retires, as follows: Robert B. Goergen, Jr. (11,942), James M. McTaggart (10,500), Howard E. Rose (9,750), Jane A. Dietze (1,500) and Andrew Graham (1,500).

(4)
Mr. McTaggart, a member of the board of directors since 2004, is retiring from the board effective as of the annual meeting. Mr. Barghaus retired as our vice president and chief financial officer in August 2014. Mr. Blair resigned as a vice president of the company in connection with the ViSalus recapitalization in September 2014 (see “Certain Relationships and Related Transaction”).

(5)
The board believes that significant stock ownership by directors further aligns their interests with the interests of our stockholders. Accordingly, the board has established a policy of stock ownership that, within three years after joining the board, each director own common stock valued at five times the annual retainer fee. In addition, in order to preserve the linkage between the interests of our executive officers and our stockholders, participants in the long-

term incentive plan (LTIP) are expected to use their grants of RSUs to establish a level of direct ownership in the company. Therefore, participants must retain at least 25% of their RSU grants (before satisfying any costs of selling shares and taxes) until separation from the company. We have no mandatory holding period for shares acquired upon the exercise of stock options.

(6)
Does not include Robert H. Barghaus since he retired as our vice president and chief financial officer in August 2014 or Ryan J. Blair since he resigned as a vice president of the company in connection with the ViSalus recapitalization in September 2014.

Security Ownership of Certain Beneficial Owners. To the knowledge of the company, the following table lists each entity that beneficially owned more than 5% of our common stock outstanding as of the dates set forth in the footnotes below:

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
The Goergen Family[1] One East Weaver Street Greenwich, CT 06831	6,935,438	43.12%
Joseph L. Harrosh[2] P.O. Box 6009 Fremont, CA 94538	1,170,254	7.29%
Gabelli Funds, LLC[3] One Corporate Center Rye, NY 10580	1,100,600	6.85%
_______________

(1)
Robert B. Goergen, Pamela M. Goergen, the Goergen Foundation, Inc., Ropart Investments, LLC, Robert B. Goergen, Jr., Todd A. Goergen (“T. Goergen”), Stacey Goergen (“S. Goergen”) and Emma Goergen (“E. Goergen”) beneficially own, in the aggregate, 6,935,438 shares. The shares so reported as beneficially owned by Mr. Goergen and Mr. Goergen, Jr. are reflected in the table and footnotes above for management. The Goergen Foundation, Inc. holds 182,092 shares (which are reported as beneficially owned by Mr. Goergen, Mrs. Goergen, Mr. Goergen, Jr. and T. Goergen due to shared power to vote and dispose of, or to direct the voting and disposition of, such shares). Ropart Investments, LLC holds 1,552,750 shares (which are reported as beneficially owned by Mr. Goergen, Mrs. Goergen, Mr. Goergen, Jr. and T. Goergen due to shared power to vote and dispose of, or to direct the voting and disposition of, such shares). T. Goergen has the sole power to vote and dispose of, or to direct the voting and disposition of, 65,661 shares held directly by him and 6,305 shares held in trust for his child pursuant to which he is the sole trustee, and, in addition to his shared power to vote and dispose of, or to direct the voting and disposition of, the shares owned by Ropart Investments, LLC and the Goergen Foundation, Inc., shares with Mr. Goergen, Jr. power to vote and dispose of, or to direct the voting and disposition of, 168,574 shares held in trust for his children, his brother and his brother’s children, and has shared power to vote and dispose of, or to direct the voting and disposition of, 240,494 shares held in a charitable remainder trust and 80,000 shares held by TAG APT, LLC. S. Goergen (Mr. Goergen Jr.’s spouse) has the sole power to vote and dispose of, or to direct the voting and disposition of, 11,359 shares held by her. E. Goergen (T. Goergen’s spouse) has the sole power to vote and dispose of, or to direct the voting and disposition of, 8,431 shares held by her. Each spouse disclaims beneficial ownership of shares held by his or her spouse. The address for each of the foregoing beneficial owners is ℅ Blyth, Inc. One East Weaver Street, Greenwich, CT 06831.

(2)
According to Schedule 13G/A dated January 13, 2015, Joseph L. Harrosh, a United States citizen, beneficially owns 1,170,254 shares, with sole voting and dispositive power with respect to those shares. The address of Mr. Harrosh is set forth in the table above. The computation of the percentage of stock owned by Mr. Harrosh is based on the number of shares owned as reported in the Schedule 13G/A.

(3)
According to Amendment No. 2 to Schedule 13D dated November 13, 2014, Gabelli Funds, LLC beneficially owns 562,000 shares (3.5%), GAMCO Asset Management Inc. beneficially owns 290,000 shares (1.81%), Teton Advisors,

Inc. beneficially owns 160,000 shares (1.00%) and Gabelli Securities, Inc. beneficially owns 88,600 shares (0.55%), each an investment adviser with sole voting and dispositive power with respect to their respective shares, or a total of 1,100,600 shares (6.85%). Mario Gabelli is deemed to have beneficial ownership of the shares beneficially owned by each of the persons identified in this footnote. The computation of the percentage of stock in this footnote is based on the number of shares owned as reported in the Amendment No. 2 to Schedule 13D.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview
We are a direct-to-consumer business focused on the direct selling and direct marketing channels. We design and market home fragrance products and decorative accessories (sold through PartyLite and Silver Star Brands). Our products include an extensive array of decorative and functional household products such as candles, accessories, seasonal decorations, household convenience items, health, wellness and beauty products, and personalized gifts. Our products can be found throughout North America, Europe and Australia.

Our compensation committee develops and oversees compensation policies that are designed to attract, motivate, reward and retain the broad-based management talent required to achieve our corporate objectives and increase stockholder value. Our compensation committee believes that corporate performance and, in turn, stockholder value will be enhanced by a compensation system that supports and reinforces our key operating and strategic goals while aligning the financial interests of our management team with those of our stockholders.

Our compensation programs are intended to reward the achievement of short and long-term financial targets established during our annual budget and strategic planning process, as well as individual performance goals.

In 2014, there were a few changes to the ranks of our executive officers. In August 2014, we saw the retirement of Robert H. Barghaus, who had been our vice president and chief financial officer since March 2001, and in September 2014 Ryan J. Blair retired as one of our vice presidents as part of the recapitalization of ViSalus, where our ownership in that company decreased from 80.9% to 10%. In light of the departures of Mr. Barghaus and Mr. Blair, our Compensation Discussion and Analysis focuses on the compensation of our current executive officers, who are:

Robert B. Goergen — Executive Chairman of the Board
Robert B. Goergen, Jr. — President and Chief Executive Officer, Blyth and President, PartyLite Worldwide
Jane F. Casey — Vice President and Chief Financial Officer

Elements of Compensation

Our management compensation program consists of the following:

•	base salary

•	short-term annual incentive plan (which we refer to as the Management Performance Incentive Plan, or MPIP)

•	long-term incentive plan (LTIP)

•	benefits package of health and welfare programs

•	limited perquisites

•	post-employment severance arrangements

Our compensation committee from time to time reviews the compensation practices of broad industry groups using multiple sources of information pertaining to executive compensation, including compensation surveys and peer group proxy data. Our peer group consists of similarly-sized manufacturing, direct selling and direct marketing companies with annual revenue generally ranging from $500 million to $1.5 billion, and depends on the revenue of the business unit of which an executive’s compensation is being benchmarked. The following companies comprised our peer group in March 2015, when we most recently benchmarked our executive’s compensation: Central Garden & Pet Company, CSS Industries, Inc., Elizabeth Arden, Inc., Inter Parfums, Inc., Libbey Inc., Lifetime Brands, Inc., Nature’s Sunshine Products, Inc., Overstock.com, Inc., Revlon, Inc., 1-800-Flowers.com, Inc., Shutterfly, Inc., FTD Companies, Inc., EveryWare Global, Inc., RetailMeNot, Inc. and CafePress, Inc. However, benchmarking effectively against a relevant peer group can be challenging given our structure. Therefore, our compensation committee consults additional compensation and economic surveys that benchmark similar positions in similarly-sized companies, the industries of which vary. In recent years, we have compiled data using surveys from AonHewitt, Towers Watson and Salary.com. Our compensation committee, after receiving input from Robert B. Goergen, Jr., our chief executive officer, uses these sources to determine an appropriate base salary and annual incentive bonus target for each member of management. The base salary and annual incentive bonus targets are intended to reflect the responsibilities of each officer, the compensation practices at other companies and business conditions within our business units. Our compensation committee generally targets the sum of the base salary, annual incentive bonus plan and LTIP to be at the median level of the combined peer group and survey data. We also consider peer compensation within our business units to help determine appropriate compensation.

Our objective in allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract, motivate and retain key talent, while providing incentives to maximize long-term value for our company and our stockholders.

In developing our compensation plans for 2015, our compensation committee considered the positive “say on pay” vote of our stockholders at our annual meeting in May 2014, where 97% of shares present and entitled to vote at the meeting cast a vote in favor of our executive compensation. Abstentions and broker non-votes were not counted as votes “for” or “against” the “say on pay” proposal.

As discussed below, under the heading “— Employment Contracts,” in August 2000 we entered into an employment contract with Robert B. Goergen. His base salary, short-term incentive bonus target and supplemental pension were each established at the time we entered into the employment contract. Amounts were determined following a peer and industry review process similar to that described above. Since that time, Mr. Goergen’s base salary and annual incentive bonus have been reviewed versus the peer group’s salary and annual incentive bonus. Since the time of our initial public offering in 1994 and in light of his significant share ownership, Mr. Goergen has requested that he not receive long-term incentives. In March 2013, we entered into a new employment agreement with Mr. Goergen which is summarized below under the heading “— Employment Contracts.” From our formation in 1977 until November 2013, Mr. Goergen served as chairman of the board and chief executive officer. In November 2013, Mr. Goergen stepped down from his position as chief executive officer and agreed to continue as executive chairman of the board and to devote approximately one-half of his business time and attention to our business. Effective November 14, 2013, Mr. Goergen’s base salary was reduced to $407,177, which is equal to 50% of his base salary in effect when he was our chief executive officer and gives effect to the rescission of his voluntary reduction in his base salary in the amount of $150,000 that became effective as of April 1, 2013. Since that time, Mr. Goergen had devoted a substantial portion of his business time to matters related to ViSalus, Inc., which was a majority owned subsidiary until our ownership stake was substantially reduced in connection with ViSalus’s recapitalization on September 4, 2014. In light of our reduced ownership in ViSalus, Mr. Goergen approached the compensation committee about decreasing his base salary and terminating his participation in our annual incentive plan. Effective from January 1, 2015, his annual base salary was reduced by 50% from $407,177 to $203,589 and his participation in our annual incentive plan ceased.

As discussed above, under the heading “— Board Leadership Structure,” our board of directors believes that it is currently appropriate to separate the roles of chairman of the board and chief executive officer in order to permit Mr. Goergen to maintain an active role as our executive chairman and provide guidance to Mr. Goergen, Jr., who was appointed chief executive officer in November 2013. Robert B.

Goergen, Jr., our chief executive officer, is responsible for setting our strategic direction, with guidance from the board, and for the day-to-day leadership and performance of the company. Robert B. Goergen, our executive chairman, provides guidance to our chief executive officer, accepts assignments from our board of directors from time to time and sets the agenda for board meetings, over which he presides.

Annual Incentives

We refer to our annual incentive plan as the Management Performance Incentive Plan, or MPIP. The MPIP is a cash-based, pay-for-performance annual incentive plan that applies to all management-level employees across the company (excluding those participating in a sales incentive plan). The MPIP is implemented under our Second Amended and Restated Omnibus Incentive Plan (the “Blyth Plan”). Our compensation committee considers annual incentives to be a critical means of ensuring management’s focus in achieving its annual operating plan, which, in turn, should enhance stockholder value.

Each of the participants in the MPIP is assigned an individual incentive target, which is expressed as a percentage of that employee’s annual salary. The product of the employee’s annual salary and his or her incentive target yields the “target award.” The target award, which is expressed as a dollar amount, is calculated as follows:

Base salary	x	Individual incentive target (expressed as a % of base salary)	=	Target award (expressed as a dollar amount)

Our compensation committee designates incentive target percentage levels for each of our NEOs using the process described above in determining base salary. Our compensation committee also reviews target levels for all other participants at the vice president level and above, as well as all other incentive compensation for this group of executives. The individual incentive targets and the target awards for each of the NEOs were calculated as follows:

Name	Base Salary (2014) ($)	Individual Incentive Target (expressed as a percentage of annual salary) (%)	Target Award (dollar amount) ($)
Robert B. Goergen	407,177	100	407,177
Robert B. Goergen, Jr.	650,000	100	650,000
Jane F. Casey	340,000(1)	50(1)	147,379(1)
_______________

(1)
Ms. Casey became our chief financial officer in August 2014, effective upon the retirement of Robert H. Barghaus. Ms. Casey’s base salary and individual incentive target became effective on June 1, 2014, when she assumed additional responsibilities in anticipation of her impending promotion to chief financial officer.

The target award is split into two amounts, one determined by company performance (the “Business Performance Factor”) and the other determined by the employee’s own performance (the “Individual Performance Factor”). The Individual Performance Factor is determined based on the extent to which an executive achieved his or her personal business objectives, which we refer to as “Management by Objective,” or “MBOs”. The weighting of Business and Individual Performance Factor for each of the NEOs is as follows:

Name	Business Performance Factor (expressed as a percentage the entire target award) (%)	Individual Performance Factor (expressed as a percentage the entire target award) (%)
Robert B. Goergen	75	25
Robert B. Goergen, Jr.	60	40
Jane F. Casey	50	50

Business Performance Factor

The Business Performance Factor is based upon the extent to which the company or a business unit, as the case may be, meets or exceeds an established threshold performance level, which is determined by our compensation committee at the beginning of the year based on the board-approved budget and input from management. Based on the achievement of budgeted financial goals, 25% to 150% of the Business Performance Factor component of the target awards can become available for payment.

The Business Performance Factors differ among the NEOs. The Business Performance Factor for Mr. Goergen, the executive chairman of Blyth, and Ms. Casey, the chief financial officer of Blyth, was solely determined by Blyth’s overall performance, with a targeted goal of $0.8 million in consolidated net earnings from continuing operations in 2014 (which goal was established in the beginning of 2014 prior to the ViSalus recapitalization).

One-half of Mr. Goergen, Jr.’s Individual Performance Factor was based on PartyLite Worldwide’s results, and was split equally based on (1) PartyLite Worldwide’s achievement of its 2014 earnings before interest and taxes (“EBIT”) target of $26.7 million and (2) the remaining portion of his Individual Performance Factor was to be funded to the extent that PartyLite Worldwide’s EBIT exceeded target for 2014. One-half of the Business Performance Factor for Mr. Goergen, Jr. was determined by the same PartyLite Worldwide 2014 EBIT target (for 50% payout). In addition, 50% of his Business Performance Factor was based on the same Blyth performance goal used to determine the Business Performance Factor of Mr. Goergen and Ms. Casey set forth in the preceding paragraph.

Individual Performance Factor

The second component of the target award is determined by the executive’s performance against his or her personal business objectives, or MBOs, which are established at the beginning of the year and typically have a wide variety of additional financial targets (such as sales growth, working capital management and return on equity), as well as other non-financial managerial goals, described below.

In order for any incentive compensation that is determined by the Individual Performance Factor to be earned for any executive, at least 80% of the NEO’s Business Performance Factor must be achieved.  Or, said another way, even if an NEO is determined to have achieved all of his or her personal business objectives, no payment will be made under the annual incentive plan unless at least 80% of that executive’s Business Performance Factor was also achieved.

The Individual Performance Factor for Mr. Goergen, Jr. was determined equally between PartyLite Worldwide’s EBIT target for 2014 (for 50% eligibility) and the remaining portion of his Individual Performance Factor was to be funded to the extent that PartyLite Worldwide’s EBIT exceeded target for 2014. If PartyLite Worldwide achieved 80% of its EBIT target, Mr. Goergen, Jr. would be eligible for 25% of his incentive compensation that is determined by PartyLite Worldwide’s results (50%). Similarly, Mr. Goergen, Jr.

would be eligible for the other 50% of his Individual Performance Factor if Blyth achieves the minimum threshold of its targeted goal for 2014.

In 2014, the nature and extent of Ms. Casey’s major accomplishments and contributions were determined through written evaluations compiled by Mr. Goergen, Jr. and others familiar with her performance.  Mr. Goergen, Jr. evaluated the information and made recommendations to our compensation committee, which then made the final determination of management bonuses.  In 2014, Mr. Goergen, Jr. and Mr. Goergen’s performance was evaluated by our compensation committee. Our compensation committee will continue to make the final determination of management bonuses.

After the completion of the year, based on the achievement of target financial goals and based on input from management about its assessment of each participant’s individual performance during the year, our compensation committee determines how much, if any, of the participant’s target award will be paid. Our compensation committee is under no obligation to pay the entire target award available in any given year. Similarly, the Blyth Plan gives our compensation committee the ability to adjust performance criteria upward or downward for extraordinary factors. Additionally, our compensation committee has the authority to grant discretionary cash bonuses outside of the Blyth Plan in recognition of extraordinary performance.

Performance Outcome

For 2014, the minimum threshold for Blyth net earnings from continuing operations was not achieved and, accordingly, no bonus was earned by Mr. Goergen, Mr. Goergen Jr. or Ms. Casey under the MPIP. However, the compensation committee recognized the NEO’s contributions to special projects during 2014, including the ViSalus recapitalization, and awarded discretionary bonuses to Mr. Goergen, Jr. (in the amount of $140,000), Mr. Goergen ($90,000) and Ms. Casey ($35,000).

Due to a salary freeze in effect for Blyth senior management for 2015, neither Mr. Goergen, Jr. nor Ms. Casey received an annual merit increase or other salary adjustment in 2015. Mr. Goergen’s salary was reduced to $203,589 effective January 1, 2015 and he will not receive a merit increase in 2015.

Long-Term Incentives

The Blyth Long-Term Incentive Plan (“LTIP”) was established in 2003 under the Blyth Plan. Our compensation committee considers long-term incentive compensation to be an important means of ensuring management’s ongoing focus on meeting our profitability goals, which should enhance stockholder value. In addition, our compensation committee believes that this component of our compensation policy is a retention vehicle for key executives and directly aligns the interests of management with those of our stockholders.

Our compensation committee generally awards long-term incentive grants annually at its spring meeting, with the exception of awards to executives who may be hired or promoted during the course of the year and to whom our compensation committee may grant awards during the year.

In order to align further management’s compensation with company performance, payment against target for 2014 was exclusively performance based, with an additional time-vesting function. As described above, Mr. Goergen has never participated in the LTIP. The LTIP award for Mr. Goergen, Jr. and Ms. Casey was determined by Blyth’s net income from continuing operations, with adjustments. Performance is measured over a one-year period. Payment, if earned, will be made equally in the form of cash (50%) and RSUs (50%) that vest in equal installments on the first and second March 15th following the date of grant and based on the executive’s continued employment with us.

Each of the participants in the LTIP is assigned an individual incentive target, which is expressed as a percentage of their annual salary. The individual incentive target for Mr. Goergen, Jr. was 130% in 2014. The individual incentive target for Ms. Casey was 50% in 2014 (which amount, if earned, would have been pro rated based on the period during the year following her promotion). The LTIP target award, which is expressed as a dollar amount, is calculated as follows:

Name	Base Salary (2014) ($)	LTIP Individual Incentive Target (expressed as a percentage of annual salary) (%)	LTIP Target Award (dollar amount) ($)
Robert B. Goergen, Jr.	650,000	130	845,000
Jane F. Casey	340,000	50	99,167(1)
_______________

(1)
Represents the pro rata portion of Ms. Casey’s annual LTIP Target Award for the period from June 1, 2014 (when she assumed additional responsibilities in anticipation of her impending promotion to chief financial officer) to December 31, 2014.

In order for any payment to be made under the LTIP, at least 80% of the LTIP Business Performance Factor must be achieved. Fifty percent of the payout is awarded for minimum performance threshold of 80%. The payout increases on a straight-line basis between 80% and 100%. Generally, up to 150% payout is awarded for achievement of above-target performance and will be paid on a straight-line approach from 101% to 120% for a maximum potential payout of 150% at 120% achieved target performance.

The LTIP Business Performance Factor in 2014 was achievement of net income from continuing operations of $1.6 million, which is equal to the average of the actual amount for 2013 and the budgeted amount for 2014.

After the completion of the calendar year, based on the achievement of the LTIP Business Performance Factor described above, our compensation committee will determine what part, if any, of the participant’s target award will be paid. Our compensation committee is under no obligation to pay the entire target award available in any given year. Similarly, the Blyth Plan gives our compensation committee the ability to adjust performance results upward or downward for extraordinary factors. Additionally, the Blyth Plan gives our compensation committee the authority to grant long-term incentive awards outside of the LTIP.

For 2014, less than 80% of the LTIP Business Performance Factor was achieved and, accordingly, no long-term incentive compensation was earned by Mr. Goergen, Jr. or Ms. Casey:

	Target Achieved (%)	Value Awarded (subject to vesting) ($)
Robert B. Goergen, Jr.	<80%	0
Jane F. Casey	<80%	0

Former Executive Officers

For 2014, Robert H. Barghaus’s base salary was $439,361, his Individual Incentive Target was 50% (for a target annual incentive of $219,681) and his LTIP Individual Incentive Target was 85% (for a LTIP target award of $373,457). Mr. Barghaus’s 2014 annual incentive target award was split into two amounts and his Business Performance Factor was 60% and his Individual Performance Factor was 40%. The Business

Performance Factor for Mr. Barghaus was to be solely determined by Blyth’s overall performance, with a targeted goal of $0.8 million in consolidated net earnings from continuing operations in 2014 (which goal was established in the beginning of 2014 prior to the ViSalus recapitalization). Mr. Barghaus’s LTIP Business Performance Factor in 2014 was achievement of net income from continuing operations of $1.6 million, which is equal to the average of the actual amount for 2013 and the budgeted amount for 2014. On August 8, 2014, in connection with Mr. Barghaus’s retirement as our vice president and chief financial officer, we entered into a letter agreement and general release with him and agreed to provide the following benefits in consideration for a customary release and waiver of claims. We agreed to provide to Mr. Barghaus the following retirement benefits: (i) we waived the requirement that he be employed on the vesting date in order that 6,216 RSUs and $102,289 of deferred cash under the LTIP vest, all of which vested and was paid to him on March 15, 2015 (the scheduled vesting date) as if he had been employed on such date; and (ii) payment, at the time annual bonuses are paid to employees generally, but no later than March 15, 2015, of a pro rata annual bonus in an amount equal to the annual bonus he would have received under the MPIP if he had been employed on the date such bonuses are paid, based on any applicable performance. Since the minimum threshold for Blyth net earnings from continuing operations was not achieved for 2014, Mr. Barghaus would not have received an award under the MPIP or LTIP if he had been employed on March 15, 2015 and, accordingly, we did not make any payment to him under clause (ii) of the preceding sentence.

Ryan J. Blair, President and Chief Executive Officer of ViSalus, was a named executive officer of Blyth until the ViSalus recapitalization in September 2014. The compensation paid to Mr. Blair until the recapitalization date (September 4, 2014) consisted of his base salary, and the total base salary paid to him in 2014 until the recapitalization date was $208,239.

Retention and Severance Agreements

On December 17, 2010 and August 11, 2014 respectively, we entered into retention and severance agreements with Robert B. Goergen, Jr. and Jane. F. Casey. The agreements provide that, in the event of termination of employment by us without “cause” or by the executive officer for “good reason” and subject to certain notice and cure periods, the executive officer will receive severance payments and other benefits from us (in addition to salary, unpaid bonuses, if any, and outstanding expense reimbursements through the date of termination).  The severance would consist of the following: (i) a payment equal to twice the sum of the then current annual base salary plus the average annual bonus over the five years prior to termination, payable in 24 equal installments (except that, in the case of a “change of control” within two years of termination, payment of such amount or any remaining unpaid portion will be accelerated and paid in a lump sum); (ii) payment of a pro rata annual bonus as determined under our MPIP based upon achievement of performance conditions for the then current year, at such times as payments of bonuses are made to employees generally; (iii) immediate vesting of all unvested RSUs or performance-based cash awards under our applicable plans with payments at such times as set forth in the agreements (including with respect to any plans adopted after the date of the agreements); (iv) continued participation until comparable coverage is obtained under a subsequent employer’s plan in all of our health insurance plans for up to two years (or, if such continued participation is not available in our plans, payment of after tax amounts sufficient to cover the costs of comparable coverage) and (v) payment of expenses up to $50,000 until the executive officer obtains comparable full time re-employment for outplacement assistance expenses.  The agreements also contain restrictive covenants with respect to non-competition, non-solicitation of our employees and certain parties in specified business relationships with us, and confidentiality.

Share Retention Guidelines

In order to preserve the linkage between the interests of executives and those of our stockholders, participants in the Blyth LTIP are expected to use their grants of RSUs to establish a level of direct ownership in the company. Therefore, participants in the Blyth LTIP must retain at least 25% of their RSU grants (before satisfying any costs of selling shares and taxes) until separation from the company.

Perquisites

We provide our executive chairman with perquisites in recognition that he has never and does not currently accept any long-term incentive compensation. Under Mr. Goergen’s employment contract, he is provided with a car and driver, as well as personal use of the company’s leased airplane. Mr. Goergen pays taxes based on the imputed value of these perquisites, which is reported to the Internal Revenue Service and which totaled $241,860 for 2014.

Mr. Goergen Jr. utilized the leased airplane for personal use and paid taxes based on the imputed value of its use, which totaled $191,438 for 2014. In addition, Mr. Goergen, Jr. has received a $3,000 monthly automobile allowance since October 1, 2012.

Ms. Casey has received a $3,000 monthly housing/travel allowance since June 2014.

Tax and Accounting Considerations

Favorable accounting and tax treatment of the various elements of our compensation program is an important, but not the sole, consideration in its design. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the chief executive officer and certain other highly compensated executive officers to $1.0 million annually. Because the primary objective of our compensation program is to support our business strategy, our compensation committee believes it should have flexibility in awarding compensation even though some compensation awards may result in non-deductible compensation expenses. Our MPIP and LTIP, the most substantial portion of our short and long-term compensation arrangements, are designed to qualify as “performance-based” compensation under Section 162(m) of the code.

We account for equity-based awards in accordance with the requirements of FASB ASC Topic 718 (formerly “SFAS No. 123(R)”). We are required to recognize compensation expense relating to equity-based awards in our financial statements. The adoption of this recognition method did not cause us to limit or otherwise significantly change our award practices.

Compensation Committee Report

Our compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, our compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in our proxy statement for the 2015 annual meeting of stockholders.

Submitted by the members of the Compensation Committee of our Board of Directors.

James McTaggart, Chairman
Brett Johnson
Ilan Kaufthal

Executive Compensation Information

Summary Compensation Table

The following table summarizes the total compensation awarded to or earned by our chief executive officer, chief financial officer and other executive officers and former executive officers during the fiscal years ended December 31, 2012 (2012), December 31, 2013 (2013) and December 31, 2014 (2014).

Name and Principal Position	Year	Salary ($)	Bonus[1] ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation[1] ($)	All Other Compensation ($)	Total[12] ($)
Robert B. Goergen Executive Chairman of the Board	2012 2013 2014	809,269 669,602 407,177	— — 90,000	— — —	936,729 — —	272,728(2) 282,634(2) 253,510(2)	2,018,726 952,236 750,687
Robert B. Goergen, Jr. President and Chief Executive Officer of Blyth and President PartyLite Worldwide	2012 2013 2014	500,000 518,750 650,000	— — 140,000	1,171,427(3) 86,049(3) 597,089(3)	277,515 268,237 129,836	202,609(4) 283,248(4) 239,088(4)	2,151,551 1,156,284 1,756,013
Jane F. Casey(5) Vice President and Chief Financial Officer	2014	271,833	35,000	—	74,885	29,821(6)	411,539
Robert H. Barghaus(7) Former Vice President and Chief Financial Officer	2012 2013 2014	428,120 430,746 262,589	20,000 — —	201,882(3) 208,716(3) —	393,361 167,757 195,295	14,226(8) 30,607(8) 27,476(8)	1,057,589 837,826 485,360
Ryan J. Blair(9) Former Vice President of Blyth	2013 2014	750,000 208,239	— —	5,628,150(10) —	— —	23,381(11) 23,002(11)	9,614,081 231,241
_______________

(1)
Bonus is reported during the period in which it was earned. Payments under the MPIP and cash payments under the LTIP are reported under “Non-Equity Incentive Plan Compensation” and are reported for the period in which they are earned. The MPIP is generally paid in March following the end of the year. The cash payments under the LTIP vest in two equal annual installments and are based on the executive’s continued employment with us. Robert B. Goergen has never participated in the LTIP. We paid the following amounts under the LTIP: (i) Robert B. Goergen, Jr. ($59,296 in 2012, $130,080 in 2013 and $129,836 in 2014); (ii) Jane F. Casey ($74,885 in 2014); and (iii) Robert H. Barghaus ($150,831 in 2012, $167,757 in 2013 and $195,295 in 2014). Mr. Blair did not participate in our MPIP or LTIP. Mr. Blair earned a bonus of $571,463 in 2012, which was paid in 2013, and did not earn a bonus for 2013 or for the period in 2014 prior to the date of the ViSalus recapitalization.

(2)
Mr. Goergen’s “All Other Compensation” consists of the items set forth in the following table. The perquisite value of “Personal Use of Company Airplane” equals the total cost of the company airplane to us multiplied by the percentage of personal use by Mr. Goergen or members of his immediate family (other than Robert B. Goergen, Jr., whose personal use is separately disclosed below). The perquisite value reported is higher than the amount of compensation income that is imputed to Mr. Goergen for tax purposes for personal use of the company airplane. This table does not reflect the change in present value of the accumulated benefit of the supplemental pension plan disclosed in the “Pension Benefits” table because such change does not inure to the benefit of Mr. Goergen. Beginning August 1, 2010, Mr. Goergen started receiving supplemental pension benefits of $125,000 per quarter which will continue for the remainder of his life, and no other payments options are available to Mr. Goergen.

	Personal Use of Company Airplane ($)	Driver Services ($)	Automobile Payments ($)	Contributions to the 401(k) and nonqualified plans ($)	Total ($)
2012	174,720	65,237	18,508	14,262	272,728
2013	185,506	67,445	17,008	12,675	282,634
2014	160,850	63,979	17,031	11,650	253,510

(3)
The RSUs vest in equal annual installments on various anniversaries of the date of grant, subject to the continued employment of the executive on each vesting date. The aggregate grant date fair value of the stock awards was determined in accordance with FASB ASC Topic 718. See Note 16 to the Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for a description of the assumptions used in valuing stock awards. For this purpose, the estimate of forfeitures is disregarded. In connection with Mr. Barghaus’s retirement, we waived the requirement that he be employed on the vesting date in order that 6,216 RSUs and $102,289 of deferred cash vest, all of which vested and was paid to him on March 15, 2015 (the scheduled vesting date) as if he had been employed on such date.

(4)
In 2012, includes $179,346 for personal use of the company airplane, $9,000 for automobile payments and $14,262 for contributions to the 401(k) plan. In 2013, includes $234,573 for personal use of the company airplane, $36,000 for automobile payments and $12,675 for contributions to the 401(k) plan. In 2014, includes $191,438 for personal use of the company airplane, $36,000 for automobile payments and $11,650 for contributions to the 401(k) plan. The perquisite value for personal use of the company airplane equals the total cost of the company airplane to us multiplied by the percentage of personal use by Mr. Goergen, Jr. The perquisite value reported is higher than the amount of compensation income that is imputed to him for tax purposes for personal use of the company airplane.

(5)	Although Ms. Casey became our vice president and chief financial officer in August 2014, the information in the table sets forth her compensation for the full year.

(6)	Includes $21,000 for housing and travel and $8,821 for contributions to the 401(k) plan.

(7)	Mr. Barghaus served as our vice president and chief financial officer until August 8, 2014.

(8)
In 2012 consists of contributions to the 401(k) plan. In 2013, includes $18,000 for automobile payments and $12,607 for contributions to the 401(k) plan. In 2014, includes $16,000 for automobile payments and $11,476 for contributions to the 401(k) plan.

(9)	Mr. Blair was determined to be an executive officer of Blyth in July 2013 and served as such until the ViSalus recapitalization in September 2014. See “Certain Relationships and Related Transactions.”

(10)
Mr. Blair’s awards were granted under the ViSalus, Inc. 2012 Omnibus Incentive Plan. The aggregate grant date fair value of the stock awards was determined in accordance with FASB ASC Topic 718 using a combination of a discounted cash flow methodology and a valuation approach using similar publicly traded companies.

(11)
In 2013, includes $1,918 imputed value for personal use of the company airplane, $18,000 for automobile payments and $3,463 for contributions to the 401(k) plan. In 2014, includes $13,500 for automobile payments and $9,502 for contributions to the 401(k) plan.

(12)	Does not include dividends paid by ViSalus to Robert B. Goergen, Robert B. Goergen, Jr. and Ryan J. Blair in 2012 and 2013 based on their pro rata ownership interest in ViSalus.

Pension Benefits

Name	Number of Years Credited Service	Present Value of Accumulated Benefit[1]	Payments During 2014
Robert B. Goergen(2)	6	$3,141,118	$500,000
_______________

(1)
While a present value is shown in the table, benefits are paid in the form of installment payments of $125,000 per quarter and are not available as a lump sum. We purchased a single life annuity contract for the payment of the pension benefit on March 26, 2001. Present values were calculated using the same actuarial assumptions applied in the calculation of the pension liability reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (discount rate of 7.0%). We reflected six years of credited service to reflect the six years of service required by Mr. Goergen, from August 1, 2000 through July 31, 2006, to fully vest in the supplemental pension benefit.

(2)
Under Robert B. Goergen’s employment agreement (described below under “— Employment Contracts”), he was entitled to an annual pension benefit of $500,000, starting on August 1, 2010. This pension benefit vested based on Mr. Goergen’s service from August 1, 2000 through July 31, 2006. Under the original terms of the agreement, Mr. Goergen was eligible to receive an annual pension benefit beginning on August 1, 2006. When Mr. Goergen agreed to continue to serve as our chief executive officer after July 31, 2006, we deferred the commencement date for this pension benefit, but we did not increase his annual pension benefit.

Grants of Plan-Based Awards During 2014

The following table sets forth information concerning all grants of plan-based awards made to the named executive officers under the Blyth, Inc. Second Amended and Restated Omnibus Incentive Plan (the “Plan”) during the fiscal year ended December 31, 2014.

Name		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards[1]
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Robert B. Goergen	None	—	—	—	—	—	—	—	—	—	—
Robert B. Goergen, Jr.(1)	3/11/14	211,250	422,500	633,750	27,492	54,984	82,477	—	—	—	—
Jane F. Casey(1)	6/1/14	24,792	49,792	74,375	3,226	6,453	9,679	—	—	—	—
Robert H. Barghaus(1)	3/11/14	108,925	217,850	326,775	14,176	28,351	42,527	—	—	—	—
Ryan J. Blair(2)	None	—	—	—	—	—	—	—	—	—	—
_______________

(1)
The number of shares for Mr. Goergen, Jr., Ms. Casey and Mr. Barghaus set forth under “Estimated Future Payouts Under Equity Incentive Plan Awards” are based on $7.68 per share (the average of the high and low price for the five trading days ending on March 10, 2015, the date the grant would have been awarded). In March 2015, our compensation committee determined that these performance-based conditions had not been met and did not award any shares to any of them.

(2)	Mr. Blair did not participate in the Blyth Plan.

Option Exercises and Stock Vested

The following table sets forth information concerning each vesting of restricted stock units for each of the named executive officers on an aggregated basis in the fiscal year ended December 31, 2014. There were no stock option exercises during the fiscal year ended December 31, 2014. Mr. Blair was not awarded RSUs under the Blyth Plan.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Robert B. Goergen	—	—
Robert B. Goergen, Jr.	14,464	123,403
Jane F. Casey	3,414	31,460
Robert H. Barghaus(1)	8,903	82,041
Ryan J. Blair	—	—
_______________

(1)    On August 8, 2014, in connection with Robert H. Barghaus’s retirement as our vice president and chief financial officer, we entered into a letter agreement and general release with him and we waived the requirement that he be employed on the vesting date in order that 6,216 RSUs vest, all of which vested on March 15, 2015 (the scheduled vesting date) as if he had been employed on such date.

(2)    Based on the average of the high and low price on the vesting dates.

Outstanding Equity Awards at December 31, 2014

The following table sets forth information concerning unexercised options and stock that has not vested under the Blyth Plan for each named executive officer at December 31, 2014. The information in the following table is based on the closing sale price for our common stock on the NYSE on December 31, 2014 of $9.15 per share.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert B. Goergen	—	—	—	—
Robert B. Goergen, Jr.	—	—	64,556	590,779
Jane F. Casey	—	—	2,384	21,814
Robert H. Barghaus	—	—	—	—
Ryan J. Blair	—	—	—	—

Employment Arrangements

Employment Arrangement with Robert B. Goergen. Robert B. Goergen, who served as our chairman of the board since 1977 and chief executive officer since 1978, agreed, effective November 14, 2013, to step down as chief executive officer and continue as executive chairman of the board. Mr. Goergen agreed to devote approximately one-half of his business time and attention to our business. Effective November 14, 2013, Mr. Goergen’s base salary was reduced to $407,177, which was equal to 50% of his base salary in effect when he was our chief executive officer and gave effect to the rescission of his voluntary reduction in his base salary in the amount of $150,000 that became effective as of April 1, 2013. In November 2014, Mr. Goergen requested that, effective from January 1, 2015, his annual base salary be further reduced by 50% from $407,177 to $203,589 and that he no longer participate in our annual incentive plan. Mr. Goergen’s base salary is subject to annual review for increase in the discretion of our board. We and Mr. Goergen have agreed that either party may terminate his employment agreement upon 90 days’ notice. In addition, the employment agreement will terminate automatically upon Mr. Goergen’s death, retirement, resignation, termination due to disability or a termination by us with or without cause.  Mr. Goergen must provide 90 days’ advance notice of his retirement to become eligible for the retirement benefits described below.

We have also agreed to pay Mr. Goergen, during his lifetime, a supplemental pension benefit in the amount of $500,000 per annum, the payment of which has been funded by a single life annuity insurance policy that we purchased in 2001.

We have also agreed to make payments and provide benefits to Mr. Goergen and/or his spouse following the termination of his employment as described in the table below.  We are not required to provide these benefits following a termination of Mr. Goergen’s employment if he competes with us.

Reason for Termination
Payment or Benefit	Death	Disability	Without “Cause” or “Constructive Termination Without Cause”[5]	Retirement
Continued base salary[1]	✓	✓	✓	—
Lifetime health and dental benefits[2]	✓	✓	✓	✓
Lifetime use of car and driver[3]	—	✓	✓	✓
Lifetime use of office	—	✓	✓	✓
Lifetime use of company aircraft[4]	—	✓	✓	✓
_______________

(1)
If Mr. Goergen’s employment is terminated due to his death or disability he will receive continued base salary payments through the end of the then current calendar year plus an additional two years thereafter. If Mr. Goergen’s employment is terminated by us without “cause” or by reason of a constructive termination without cause, he will receive continued base salary payments through the end of the 90 day period following the date of termination, except if we have given him 90 days’ notice of a termination without cause.

(2)
If Mr. Goergen’s employment is terminated without cause or by reason of his disability, constructive termination without cause or retirement, he will be entitled to lifetime health, dental and other welfare benefits generally provided to our senior officers. If Mr. Goergen’s employment is terminated as a result of his death or the other reasons in the preceding sentence, lifetime health and dental benefits will be provided to his spouse.

(3)	Lifetime use of a car and driver, consistent with past practice.

(4) Lifetime use of the company’s aircraft, up to 50 hours per year, subject to certain reimbursement requirements.

(5)
In Mr. Goergen’s employment agreement, “cause” occurs if he is convicted of a felony involving moral turpitude or if he is guilty of willful gross neglect or willful gross misconduct in carrying out his duties under the employment agreement, resulting in material economic harm to us, unless he believes in good faith that such act or omission was in our best interests.  In Mr. Goergen’s employment agreement, “constructive termination without cause” means termination by him of his employment at his initiative following the occurrence of any of the events listed in clauses (a) through (f) below without his consent:

(a)	a reduction in his base salary, supplemental salary or target bonus opportunity;

(b)
the termination or material reduction in any of the perquisites or employee benefits to which he is entitled under his employment agreement (other than as part of an across-the-board reduction that is applicable to all of our executive officers);

(c)	the failure to employ him as chairman of the board;

(d)	the assignment to him of duties that are materially inconsistent with those that could reasonably be expected to be assigned to and performed by a part-time senior executive of a major corporation;

(e)	the relocation of our principal office, or Mr. Goergen’s own office, outside the state of Connecticut or more than 50 miles from Greenwich, CT; or

(f)	the failure of any successor to assume in writing our obligations under his employment agreement.

The employment agreement provides for notice and cure opportunities in the event Mr. Goergen is terminated for cause or constructively terminated without cause.

Employment Arrangements with Robert B. Goergen, Jr. On November 14, 2013, our board of directors approved the appointment of Robert B. Goergen, Jr. as our President and Chief Executive Officer. On that date, we amended his Retention and Severance Agreement dated as of December 17, 2010 (as so amended, the “Retention and Severance Agreement”). Effective November 14, 2013, Mr. Goergen, Jr.’s annual salary was increased to $650,000, subject to annual review for increase in the discretion of our board. Mr. Goergen, Jr. will be eligible for an annual target bonus opportunity each year equal to at least 100% of his then base salary (with a maximum annual bonus opportunity of 175% of his base salary) if performance goals for the relevant year are met, or a lesser amount (or nothing) if such performance goals are not met. Mr. Goergen, Jr. will also be eligible for an annual long term incentive compensation opportunity equal to at least 130% of his then base salary (with a maximum of 195% of his base salary) if performance goals for the relevant year are met, or a lesser amount (or nothing) if such performance goals are not met, in accordance with LTIP guidelines. Mr. Goergen, Jr. will be entitled to participate in all employee pension and welfare benefit plans and programs made available to our senior level executives or our employees generally. Mr. Goergen, Jr.’s employment is “at will.” Consequently, either party may terminate his employment at any time, subject to the terms and conditions in the Retention and Severance Agreement. We have also agreed to provide Mr. Goergen, Jr. a car for his use and permit him to use our company aircraft, in both cases consistent with past practice and subject to certain reimbursement obligations in connection with his use of the company aircraft.

The Retention and Severance Agreement with Robert B. Goergen, Jr. also provides that, in the event of termination of employment by us without “cause” or by Mr. Goergen, Jr. for “good reason” and subject to certain notice and cure periods, he will be entitled to severance payments and other benefits from us (in addition to salary, unpaid bonuses, if any, and outstanding expense reimbursements through the date of termination).  The severance entitlement would consist of the following: (i) a payment equal to twice the sum of then current annual base salary plus the average annual bonus over the five years prior to termination, payable in 24 equal installments (except that, in the case of a “change of control” within two years of termination, payment of such amount or any remaining unpaid portion will be accelerated and paid in a lump sum); (ii) payment of a pro rata annual bonus as determined under our MPIP based upon achievement of performance conditions for the then current year, at such times as payments of bonuses are made to employees generally; (iii) immediate vesting of all unvested RSUs or performance-based cash awards under our applicable plans with payments at such times as set forth in the agreements and pro rata vesting of RSUs or performance-based cash awards that would have been granted based upon achievement of performance conditions for the then current year (including with respect to any plans adopted after the date of the agreements); (iv) continued participation until comparable coverage is obtained under a subsequent employer’s plan in all of our health insurance plans for up to two years (or, if such continued participation is not available in our plans, payment of after tax amounts sufficient to cover the costs of comparable coverage); and (v) payment of expenses up to $50,000 for outplacement assistance expenses until he obtains comparable full time re-employment.  In the event of a termination of Mr. Goergen, Jr.’s employment due to death or disability, he (or his estate) will received the severance benefits described in clauses (i), (ii), (iii) and (iv), in addition to salary, unpaid bonuses, if any, and outstanding expense reimbursements through the date of termination. However, following a termination due to disability, the severance payments described in clause (i) above will be reduced by the amount of disability benefits received under our long-term disability program. In the event of a change in control, all of Mr. Goergen, Jr.’s unvested equity and any other awards will become fully vested and all performance goals or other vesting criteria will be deemed achieved at target levels. The agreement also contains restrictive covenants with respect to non-competition and non-solicitation of our employees and certain parties in specified business relationships with us while employed and for 24 months immediately following termination for any reason, and confidentiality, all in accordance with the terms thereof set forth in the agreement.

Retention and Severance Agreement with Jane F. Casey. On August 11, 2014, we entered into a Retention and Severance Agreements with Jane F. Casey, Vice President and Chief Financial Officer, which provides that, in the event of termination of her employment by us without “cause” or by Ms. Casey for “good reason” and subject to certain notice and cure periods as provided for in the agreements, Ms. Casey will be entitled to severance payments and other benefits from us (in addition to salary, unpaid bonuses, if any, and outstanding expense reimbursements through the date of termination). The severance entitlement would consist of the following: (i) a payment equal to twice the sum of her then current annual base salary plus the average annual bonus over the five years prior to termination, payable in 24 equal installments (except that, in the case of a “change of control” within two years of termination, payment of such amount or any remaining unpaid portion will be accelerated and paid in a lump sum); (ii) payment of a pro rata annual bonus as determined under our MPIP based upon achievement of performance conditions for the then current year, at such times as payments of bonuses are made to employees generally; (iii) immediate vesting of all unvested RSUs or performance-based cash awards under our applicable plans with payments at such times as set forth in the agreements (including with respect to any plans adopted after the date of the agreement), (iv) continued participation until comparable coverage is obtained under a subsequent employer’s plan in all of our health insurance plans for up to two years (or, if such continued participation is not available in our plans, payment of after tax amounts sufficient to cover the costs of comparable coverage) and (v) payment of expenses up to $50,000 for outplacement assistance expenses until she obtains comparable full time re-employment. The agreement also contains restrictive covenants with respect to non-competition, non-solicitation of our employees and certain parties in specified business relationships with us, and confidentiality, all in accordance with the terms thereof set forth in the agreement.

Letter Agreement and General Release with Robert H. Barghaus. On August 8, 2014, in connection with Robert H. Barghaus’s retirement as our vice president and chief financial officer, we entered into a letter agreement and general release with him and agreed to provide the following benefits in consideration for a customary release and waiver of claims. We agreed to provide to Mr. Barghaus the following retirement benefits: (i) we waived the requirement that he be employed on the vesting date in order that 6,216 RSUs and

$102,289 of deferred cash vest, all of which vested and was paid to him on March 15, 2015 (the scheduled vesting date) as if he had been employed on such date; and (ii) payment, at the time annual bonuses are paid to employees generally, but no later than March 15, 2015, of a pro rata annual bonus in an amount equal to the annual bonus he would have received under the MPIP if he had been employed on the date such bonuses are paid, based on any applicable performance. Since Mr. Barghaus would not have received an annual bonus under the MPIP if he had been employed on March 15, 2015, we did not make any payment to him under clause (ii) of the preceding sentence.

Potential Payments Upon a Termination of Employment or Change in Control. The information below quantifies certain payments and benefits that would have become payable to each named executive officer in the event of a termination or a “change in control” assuming such event had occurred on December 31, 2014 and assuming that a “change in control” would not be an event of termination. The information below also assumes a price per share of our common stock underlying the unvested RSUs held by Robert B. Goergen, Jr. and Jane F. Casey of $9.15, the closing market price on December 31, 2014. These payments and benefits are in addition to benefits available generally to salaried employees, such as accrued vacation pay. Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Since Robert H. Barghaus and Ryan J. Blair were not employed by us on December 31, 2014, neither of them would have received any payment or benefit upon a “change in control” on such date and are, therefore, not included in the table below.

	Continued base salary payments	Bonus	Continuation of welfare benefits	Perquisites	Cash LTIP Vesting	Equity Vesting
Robert B. Goergen Chairman of the Board
Without Cause/Constructive Termination	101,795(1)	407,177(1)	13,806(2)	395,077(3)	—	—
Death or disability	814,354(1)	407,177(1)	13,806(2)	395,077(3)	—	—
Retirement	—	407,177(1)	13,806(2)	395,077(3)	—	—
Change in control	—	—	—	—	—	—
Robert B. Goergen, Jr. President and Chief Executive Officer of Blyth and President PartyLite Worldwide
Without Cause/Constructive Termination	1,300,000(4)	381,182(5)	39,050(6)	50,000(7)	42,168(8)	590,779(8)
Death or disability	1,300,000(4)	381,182(5)	39,050(6)	—	42,168(8)	590,779(8)
Retirement	—	—	—	—	—	—
Change in control	—	—	—	—	42,168(9)	590,779(9)
Jane F. Casey Vice President and Chief Financial Officer
Without Cause/Constructive Termination	680,000(4)	153,240(5)	39,050(6)	50,000(7)	39,222(8)	21,814(8)
Death or disability	—	—	—	—	39,222(8)	21,814(8)
Retirement	—	—	—	—	—	—
Change in control	—	—	—	—	39,222(9)	21,814(9)
_______________

(1)	Termination payments are described in more detail under the heading “— Employment Contracts” and pension payments are describe under “— Pension Payments”.

(2)
Represents current annual amount of lifetime health/dental/life insurance premiums that would be payable by us for Mr. Goergen and his wife. Mr. Goergen does not participate in our long-term disability policy.

(3)
Represents current estimated annual amount of lifetime payments that would be payable by us for automobile/driver ($63,979), use of company airplane ($173,692; estimated cost based on the average cost to us for Mr. Goergen’s personal use of the company airplane in the past three fiscal years) and secretary/office space ($157,407).

(4)
Amount equals two times their respective annual base salary at December 31, 2014 payable in 24 equal installments (except that, in the case of a “change in control” within two years of termination, payment of such amount or any remaining unpaid portion will be accelerated and paid in a lump sum).

(5)
Amount equals two times their average annual bonuses over the five years prior to December 31, 2014 payable in 24 equal installments (except that, in the case of a “change in control” within two years of termination, payment of such amount or any remaining unpaid portion will be accelerated and paid in a lump sum), subject to the achievement of performance criteria, and paid at such times as payments of bonuses are made to employees generally.

(6)
Represents the amount for continued participation in our health insurance plans for two years (this payment will terminate when the executive officer obtains comparable coverage under a subsequent employer’s plan). If continued participation is not available in our plans, we have agreed to pay to the executive officer the after tax amounts sufficient to cover the costs of comparable coverage.

(7)	Represents the payment of up to $50,000 for outplacement assistance expenses until the executive officer obtains comparable full time re-employment.

(8)
Represents immediate vesting of all cash and equity awards under our LTIPs, including pro rata vesting of RSUs or performance-based cash awards that would have been granted based upon actual achievement of performance conditions in 2014 (note, because the LTIP goals were not achieved in 2014, the numbers in the table above do not include any such pro rata vesting). The amounts under “Equity Vesting” are based on a price per share of our common stock underlying the unvested RSUs of $9.15, the closing market price on December 31, 2014.

(9)
LTIP and RSUs granted prior to May 14, 2013 vest upon a “change in control” unless the awards are assumed or replaced. With respect to LTIP and RSUs granted on or after May 14, 2013, our compensation committee shall provide for the following: (1) full or partial vesting of some or all of the outstanding awards upon the closing of the change in control transaction; (2) full vesting and cancellation of some or all of the outstanding awards in exchange for cash or property representing the value the award recipient would have obtained upon the exercise or settlement of the award in connection with the transaction; (3) the issuance of substitute awards in exchange for some or all of the outstanding awards; (4) full vesting of outstanding options and stock appreciation rights combined with a requirement that the award recipient exercise the awards before the closing of the change in control transaction; or (5) continuing the outstanding awards on their same terms. However, if no substantial portion of the assets or business of Blyth remains with Blyth following the closing of the change in control transaction, our compensation committee, as the case may be, must take one of the first four actions described above. However, deferral elections do not lapse unless the change in control also constitutes a “change in control event” under Section 409A of the Code. The above table assumes full vesting upon a change in control for Ms. Casey, even though many other outcomes are possible. Under Mr. Goergen, Jr.’s retention agreement, all LTIP awards vest upon a change in control. Under our Plan, a change in control with respect to officers and employees is defined as (i) a reorganization, merger or consolidation in which we are not the surviving corporation, (ii) a sale, lease, exchange or other transfer of all or substantially all of our assets, or (iii) stockholder approval of our dissolution or liquidation. Under Mr. Goergen Jr.’s retention agreement, change in control is defined as a merger, consolidation or similar transaction where Blyth is not the surviving entity and where Blyth is the surviving entity but Blyth’s stockholders own less than 50% of our voting power after the transaction, a sale of a substantial portion or our assets, a person becoming a beneficial owner of more than 50% of our voting power, or replacement of a majority of our board in any 12-month period by directors who are not endorsed by our incumbent board. However, a transaction must constitute a “change in control event” under Section 409A of the Code for accelerated vesting to apply under Mr. Goergen Jr.’s retention agreement. The amounts under “Equity Vesting” are based on a price per share of our common stock underlying the unvested restricted stock units held by Robert B. Goergen, Jr. and Jane F. Casey of $9.15, the closing market price on December 31, 2014.

Compensation Committee Interlocks and Insider Participation

James M. McTaggart, Brett M. Johnson and Ilan Kaufthal served as members of our compensation committee in 2014. None of them (i) was, during 2014, an officer or employee of us or any of our subsidiaries, (ii) was formerly an officer of us or any of our subsidiaries or (iii) had any relationship requiring disclosure by us pursuant to any paragraph of Item 404 of Regulation S-K promulgated by the SEC. None of our executive officers served as an officer, director or member of a compensation committee of another entity for which an executive officer or director is a member of our board of directors or served on the compensation committee of our board of directors.

Certain Relationships and Related Transactions

Recapitalization of ViSalus in September 2014.

Recapitalization Agreement. On September 4, 2014, which we refer to as the recapitalization date, we, ViSalus, Inc. and certain holders of ViSalus preferred stock entered into a recapitalization agreement. Pursuant to the recapitalization agreement, ViSalus was recapitalized by effecting a mandatory exchange of each share of ViSalus preferred stock for approximately 38.2 shares of ViSalus common stock, which (i) reduced our ownership interest in ViSalus from 80.9% to 10% and increased the ownership interest of the holders of ViSalus preferred stock from 19.9% to 90% and (ii) eliminated the obligation of ViSalus to redeem its preferred stock in 2017 (for approximately $143.2 million) and our related guaranty of ViSalus’s performance of such obligation.

The recapitalization involved related parties. Robert B. Goergen (our executive chairman), Robert B. Goergen, Jr. (our president and chief executive officer) and Todd A. Goergen (son of Robert B. Goergen and brother of Robert B. Goergen, Jr.) owned 1.76%, 0.07% and 0.56%, respectively, of the outstanding capital stock of ViSalus before the recapitalization and 8.29%, 0.34% and 2.81%, respectively, of the outstanding capital stock of ViSalus immediately following the recapitalization.

We paid $0.2 million of ViSalus’s legal fees in connection with the recapitalization and we agreed to pay 80% of ViSalus’s legal fees and expenses in defending against a putative class action, up to a maximum amount of $4.0 million. We also agreed to defend and indemnify ViSalus and the holders of its preferred stock against any losses resulting from claims relating to the recapitalization. In 2014 and the first quarter of 2015, we paid $189,019 and $15,346, respectively, of ViSalus’s legal fees to defend the putative class action.

Management and Transition Services with ViSalus. In July 2012, we and ViSalus entered into a management services agreement pursuant to which we provided certain administrative support services to ViSalus for what was believed to be an arm's length price for such services. The basis for determining the price for the services under the management services agreement was on a cost recovery basis and required ViSalus to pay for such services within 30 days of receipt of the invoice. In connection with the recapitalization of ViSalus in September 2014, we and ViSalus entered into a new transition services agreement pursuant to which we agreed to provide certain transition services to ViSalus, including, general administrative services, certain business support services, payroll services, and maintenance of certain insurance policies and employee benefit programs. Transition services will be provided for terms that vary by service and are generally considered sufficient to allow ViSalus to arrange for such services on its own behalf following the recapitalization. The transition services will be provided at a fee that is 6% greater than our actual, out-of-pocket expenses in providing the applicable transition service. The total cost of services that were provided in 2014 under both the management and transition services agreements was $0.8 million.

Revolving Credit Facility Commitment Letter. On October 16, 2014, we and ViSalus entered into a revolving loan agreement (the “Blyth Revolving Loan Agreement”) pursuant to which we agreed to lend ViSalus up to $6.0 million, $3.75 million of which is currently outstanding. Loans under the Blyth Revolving Loan Agreement bear interest at a rate of 10% per annum. Interest will be paid monthly, in arrears, and there will be no higher default rate of interest. The Blyth Revolving Loan Agreement will terminate on the later of (i) October 16, 2019 or (ii) resolution of the putative class action described above. Loans made under the Blyth Revolving Loan Agreement may be voluntarily repaid and the agreement may be terminated by ViSalus, subject to certain conditions. Loans made under the Blyth Revolving Loan Agreement will be unsecured. In addition, on October 16, 2014, the founders of ViSalus and Robert B. Goergen (the “Founder Lenders”) entered into a substantially similar loan agreement with ViSalus (the “Founder Revolving Loan Agreement”) pursuant to which they made a revolving credit facility available to ViSalus in an amount up to $6.0 million on terms that are substantially identical to the terms of the Blyth Revolving Loan Agreement. Loans made under the Blyth Revolving Loan Agreement and the Founder Revolving Loan Agreement will be made at the same time in equal amounts and will rank equally with each other. There are no financial performance covenants under the Blyth Revolving Loan Agreement and limited negative covenants. ViSalus is permitted to obtain financing from other parties, whether that financing is secured or unsecured.

Other Transactions involving ViSalus in 2014.

FragMob. ViSalus entered into an agreement with FragMob LLC in October 2011 pursuant to which FragMob agreed to provide ViSalus with software development and hosting services for a mobile phone application that allows ViSalus’s promoters to access their Vi-Net promoter account information on their smart phones. In March 2012, ViSalus added a second application, a credit card swiper for mobile phones, to the services provided by FragMob pursuant to the agreement. In September 2012, ViSalus and FragMob entered into a new revised agreement that extended the terms to December 31, 2014 and revised certain terms of the agreement. Ryan J. Blair directly and indirectly owns a total of 11.8% of FragMob, Ropart Asset Management Fund, LLC (“RAM”) directly and indirectly owns a total of 7.1% of FragMob, and Todd A. Goergen indirectly owns 5.3% of FragMob. Robert B. Goergen and his family own substantially all of RAM. ViSalus paid $1.2 million to FragMob in 2014 until September 4, 2014, the recapitalization date.

iCentris. ViSalus’s promoters may use iCentris direct-selling software, which provides promoters with an array of promoter and corporate web modules. ViSalus licenses this software pursuant to a software and hosting services agreement that expires in June 2016 and has annual renewal terms. In 2008, ViSalus invested $1.1 million in iCentris’s predecessor for a 4.6% ownership interest. In 2011, the predecessor was acquired by iCentris, and ViSalus currently owns approximately 2.7% of iCentris. In addition, Ryan J. Blair owns directly and indirectly a total of 2.2% of iCentris, RAM directly and indirectly owns a total of 4.8% of iCentris, and Todd A. Goergen indirectly owns 0.8% of iCentris. Under the software and hosting services agreement, ViSalus paid iCentris $0.8 million in 2014 until September 4, 2014, the recapitalization date.

Employment Arrangements with Todd A. Goergen. In August 2012, Todd A. Goergen joined ViSalus as its chief strategy officer, was promoted to chief operating officer in February 2014 and became interim chief financial officer in August 2014. Mr. Goergen earned a salary of $345,154 in 2014 until September 4, 2014, the recapitalization date, some of which he deferred.

The foregoing transactions with ViSalus were approved either by our independent directors.

Ropart Sublease.

Ropart Investments LLC paid $0.2 million to us during 2014 to sublet office space, which we believe approximates the fair market rental for the sublet office space. Robert B. Goergen, Robert B. Goergen, Jr. and Todd A. Goergen are managers of Ropart. In August 2000 (as amended and restated most recently in November 2014), we entered into an employment agreement with Robert B. Goergen, our chairman, in which we agreed to provide office space to Ropart. The employment agreement was approved by our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and executive officers and holders of more than 10% of the common stock to file reports regarding beneficial ownership and changes in beneficial ownership with the SEC. Based upon our review of the filings furnished to us and on representations from our directors and executive officers, all filing requirements of Section 16(a) were complied with in 2014, except that Joseph T. Cirillo, our vice president and chief accounting officer, did not file one Form 4 covering his sale of 1,513 shares on November 26, 2014, which was reported on Form 5 in February 2015.

Audit Committee Report

Management is responsible for our internal controls and the financial reporting process. Our independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on those statements. The audit committee’s responsibility is to monitor and oversee these processes. The audit committee charter was adopted and approved by the board of directors in January 2004 and most recently amended in March 2014. The charter is available on our website, www.blyth.com, or in print to any stockholder who makes a request to Blyth, Inc., One East Weaver Street, Greenwich, CT 06831, Attention: Michael S. Novins, Secretary.

As set forth in more detail in the charter, the primary role of the audit committee is to assist the board in fulfilling its oversight responsibilities. The committee’s primary responsibilities fall into three broad categories:

•
first, the committee is charged with monitoring the preparation of quarterly and annual financial reports by management, including discussions with management and the independent auditors about draft annual financial statements, key accounting and reporting matters, alternative treatments within generally accepted accounting principles for policies and procedures related to material items that the independent auditors have discussed with management and the ramifications thereof, and other material written communications between the independent auditors and management;

•
second, the committee is responsible for matters concerning the relationship between us and our independent auditors, including evaluating their performance and recommending their appointment or removal; reviewing the scope of their audit services and related fees; reviewing and pre-approving any non-audit services being provided to us; providing and maintaining an open, direct avenue of communication between the board and the independent auditors; and determining whether the independent auditors are independent (based in part on the annual letter provided to us pursuant to Independence Standards Board Standard No. 1); and

•
third, the committee is responsible for matters concerning our systems of internal controls, including review of policies relating to legal and regulatory compliance, ethics and conflicts of interests, and review of the recommendations, if any, of the independent auditors.

The audit committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to each of the matters assigned to it under the charter.

In the course of fulfilling its responsibilities, the audit committee has:

•	reviewed and discussed with management the audited financial statements for the fiscal year ended December 31, 2014;

•	discussed with Ernst & Young the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board;

•
received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the audit committee concerning independence;

•	discussed with Ernst & Young the public accounting firm’s independence from the company and management; and

•	considered whether the provision by Ernst & Young of non-audit services is compatible with maintaining their independence.

Based on the foregoing, the audit committee recommended to the board that the audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 for filing with the SEC.

It is not the duty of the audit committee to plan or conduct audits or to determine that our financial statements are complete and accurate and in accordance with generally accepted accounting principles; that is the responsibility of management and the independent public auditors. In giving its recommendations to the board of directors, the audit committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles and (ii) the report of the independent public auditors with respect to such financial statements.

Submitted by the members of the Audit Committee of the Board of Directors.

Howard E. Rose, Chairman
Jane A. Dietze
Andrew Graham
James Williams

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The proxy, unless otherwise directed thereon, will be voted for a resolution ratifying the action of the board appointing the firm of Ernst & Young LLP as independent auditors to make an audit of our accounts for the fiscal year ending December 31, 2015. The vote required for ratification is a majority of shares voting. If the resolution is rejected, or if Ernst & Young declines to act or becomes incapable of acting, or if their employment is discontinued, the board of directors, on the audit committee’s recommendation, will appoint other auditors whose continued employment after the annual meeting may be, but is not required to be, subject to ratification by the stockholders. A representative of Ernst & Young will be present at the annual meeting to respond to appropriate questions of stockholders and to make a statement if he or she so desires.

Independent Auditor Fees

Before the independent auditor is engaged to provide audit services, the engagement is approved by the audit committee. In general, the audit committee pre-approves (i.e., approves prior to their provision) all audit-related and non-audit services to be provided to us by the independent auditors. The audit committee may pre-approve audit related and non-audit services by agreeing to a framework with descriptions of allowable services. The audit committee may delegate pre-approval authority to one or more members of the audit committee. The decision of any member to whom authority is delegated to pre-approve an activity must be reported to the full audit committee at its next scheduled meeting.

The audit committee pre-approved 100% of the audit related, tax and other services provided by Ernst & Young during the fiscal year ended December 31, 2014. None of such services were approved by the audit committee pursuant to Section 2-01(c)(7)(i)(C) of Regulation S-X.

Fees for professional services provided by our independent auditors in each of the last two fiscal years, in each of the following categories, including related expenses, are:

	2,013	2014
Audit fees[1]	$2,213,714	$2,252,521
Audit-related fees[2]	—	—
Tax fees[3]	787,000	948,000
All other fees	—	—
	$3,000,714	$3,200,521
_______________

(1)
Fees for audit services consist of work performed by the principal auditor associated with our consolidated financial statements, including reviews performed on Quarterly Reports on Form 10-Q, certain statutory audits required for some of our subsidiaries, and fees incurred in connection with the audit of internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	“Audit-related fees” include acquisition due diligence.

(3)	“Tax fees” include tax advisory matters, tax compliance, tax audits and tax planning.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
FOR OUR 2016 ANNUAL MEETING

Proxy Statement Proposals
Under SEC rules, stockholders wishing to submit proposals for inclusion in the proxy statement for our 2016 Annual Meeting of Stockholders must submit such proposals to us at our principal executive offices located at One East Weaver Street, Greenwich, CT 06831, Attention: Michael S. Novins, Secretary, on or before November 25, 2015. In order to be so included, such submissions must contain the information required by the SEC’s Rule 14a-8 and otherwise comply with SEC rules.
Other Stockholder Proposals and Director Nominations
Our Amended and Restated By-Laws, which we refer to as our by-laws, govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in our proxy statement for that meeting. Under our by-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a stockholder of record as of the record date for such meeting and entitled to vote thereat, or a duly authorized proxy, who has delivered a notice to us at our principal executive offices located at One East Weaver Street, Greenwich, CT 06831, Attention: Michael S. Novins, Secretary no later than the earlier of the date that is 60 days prior to the date of the next annual meeting and the date that we determine in compliance with the Securities Exchange Act of 1934, as amended; provided, however, that in the event that less than 60 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder will be timely if so received not later than the close of business on the tenth day following the day on which notice of such annual meeting was mailed or such public disclosure was made, whichever first occurs. The notice must contain the information that is specified in our Amended and Restated Certificate of Incorporation. These advance notice provisions are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.
A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice by-law provisions, subject to applicable rules of the SEC.
Copies of our By-Laws and our Amended and Restated Certificate of Incorporation are available on our website, www.blyth.com, and are also available in print to any stockholder who makes a request to Blyth, Inc., One East Weaver Street, Greenwich, CT 06831, Attention: Michael S. Novins, Secretary.

HOUSEHOLDING
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for certain proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of these proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple copies of the proxy materials and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold your shares directly. You can notify us by sending a written request to Blyth, Inc., One East Weaver Street, Greenwich, CT 06831, Attention: Jeffrey L. Boak, Assistant Secretary, or by calling the Assistant Secretary at (203) 661-1926. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials with respect to this meeting, you should follow the instructions to request such materials included in the Notice of Internet Availability of Proxy Materials that was sent to you.

OTHER MATTERS

As of the date of this proxy statement, our management does not know of any business, other than that mentioned above, which will be presented for consideration at the annual meeting. However, if any other matters should properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in accordance with their best judgment on such matters.

FINANCIAL STATEMENTS

Our audited consolidated financial statements as of December 31, 2014 and 2013 and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the years ended December 31, 2014, 2013 and 2012 are included as part of our Annual Report on Form 10-K which accompanies this proxy statement.

By Order of the Board of Directors

Michael S. Novins, Secretary

March 24, 2015

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	O	O	O

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Nominees

01 Jane A. Dietze
02 Robert B. Goergen
03 Robert B. Goergen, Jr.
04 Andrew Graham
05 Brett M. Johnson
06 Ilan Kaufthal
07 Howard E. Rose
08 James Williams

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. Advisory approval of the Company's executive compensation.	O	O	O
3. To ratify the appointment of the Company's independent auditors.	O	O	O

NOTE: The proxies are authorized to transact such other business as may properly come before the meeting or any adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000230969_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

BLYTH, INC.
This proxy is solicited by the Board of Directors
Annual Meeting of Stockholders
May 8, 2015

The stockholder(s) hereby appoint(s) Robert B. Goergen and Jane F. Casey, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Blyth, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 a.m. on May 8, 2015, at Blyth, Inc., One East Weaver Street, Greenwich, CT 06831, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT AUDITORS.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

0000230969_2 R1.0.0.51160

Continued and to be signed on reverse side